Filed Pursuant to Rule 424(b)(5)

Registration No. 333-234665

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common shares representing beneficial interests in Compass Diversified Holdings(1)(2)	5,750,000	$17.60	$101,200,000	(3)
Trust common interests of Compass Group Diversified Holdings LLC(2)	5,750,000			(4)
Total

(1)	Includes 750,000 common shares that may be issued and sold pursuant to the underwriters’ option to purchase additional common shares.
(2)

Each common share representing one beneficial interest in Compass Diversified Holdings corresponds to one underlying trust common interest of Compass Group Diversified Holdings LLC. If the trust is dissolved, each common share representing a beneficial interest in Compass Diversified Holdings will be exchanged for a trust common interest of Compass Group Diversified Holdings LLC.

(3)

In accordance with Rule 415(a)(6) under the Securities Act of 1933, as amended, the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2019 (File No. 333-234665) (the “Current Registration Statement”), included (i) $59,144,000 of unsold common shares (the “2011 Unsold Securities”) previously registered on registration statement on Form S-3 (No. 333-178071), filed with the SEC on November 21, 2011 (and amended December 7, 2011), and subsequently carried forward to the Current Registration Statement pursuant to Rule 415(a)(6), and (ii) $220,750,000 of unsold common shares previously registered on the registrant’s registration statement on Form S-3 (No. 333-200776), filed with the SEC on December 5, 2014 (the “2014 Unsold Securities” and, together with the 2011 Unsold Securities, the “Unsold Securities”) and subsequently carried forward pursuant to the Current Registration Statement. In connection with the registration of the 2011 Unsold Securities, a registration fee of $6,777.90 was paid, and, in connection with the registration of the 2014 Unsold Securities, a registration fee of $25,651.15 was paid. The registration fees paid in connection with the offer and sale of the 2011 Unsold Securities and the 2014 Unsold Securities continue to be applied to the Unsold Securities, including the common shares registered hereunder and, therefore, no additional fee is being made in connection with the filing of this prospectus supplement. Pursuant to Rule 415(a)(6), this “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Current Registration Statement.

(4)

Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no registration fee is payable with respect to the trust common interests of Compass Group Diversified Holdings LLC because no additional consideration will be received by Compass Diversified Holdings upon exchange of the common shares representing beneficial interests in Compass Diversified Holdings.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 13, 2019)

5,000,000 Common Shares

Each Common Share Represents One Corresponding

Beneficial Interest in Compass Diversified Holdings

We are offering 5,000,000 common shares of Compass Diversified Holdings, which we refer to as the trust. The purpose of the trust is to hold 100% of the limited liability company interests (other than the allocation interests), which we refer to as the trust interests, of Compass Group Diversified Holdings LLC, which we refer to as the company. Each common share represents one undivided beneficial interest in the trust property and corresponds to one underlying trust common interest in the company.

Our common shares trade on the New York Stock Exchange under the symbol “CODI.” On May 1, 2020, the closing price of the common shares on the New York Stock Exchange was $18.14.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Investing in our common shares involves risks. See the section entitled “Risk Factors,” beginning on page S-14 of this prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus supplement and the accompanying prospectus by reference for certain risks and uncertainties you should consider.

	Per Common Share	Total
Public offering price	$17.600	$88,000,000
Underwriting discount and commissions	$0.792	$3,960,000
Proceeds, before expenses, to us (1)	$16.808	$84,040,000

(1)	Assumes no exercise of the underwriters’ option to purchase additional common shares described below.

We have granted the underwriters the option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to 750,000 additional common shares on the same terms and conditions set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about May 7, 2020.

Joint Book-Running Managers

Morgan Stanley

BofA Securities	UBS Investment Bank	RBC Capital Markets

Co-Managers

Janney Montgomery Scott	Raymond James	William Blair

CJS Securities	Roth Capital Partners

Prospectus Supplement dated May 4, 2020

S-i

NOTE TO READER

In reading this prospectus supplement, references to:

•	the “trust” and “Holdings” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	“manager” refer to Compass Group Management LLC;

•	“businesses” refer to, collectively, the businesses controlled by the company;

•	the “trust agreement” refer to the Second Amended and Restated Trust Agreement of the trust dated as of December 6, 2016, as amended;

•	the “LLC agreement” refer to the Fifth Amended and Restated Operating Agreement of the company dated as of December 6, 2016, as amended;

•

the “common shares” refer to the common shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust common interest in the company;

•

the “preferred shares” refer to the preferred shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust preferred interest in the company;

•	the “shares” refer to the common shares and preferred shares, collectively;

•	the “trust common interests” refer to the trust common interests in the company;

•	the “trust preferred interests” refer to the trust preferred interests in the company;

•	the “trust interests” refer to the trust common interests and trust preferred interests, collectively; and

•	“we,” “us” and “our” refer to the trust, the company and our businesses together.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about our common shares in two separate documents: (1) this prospectus supplement, which describes the specific terms of this offering of our common shares and adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, and (2) the accompanying prospectus, which provides general information about common shares we may offer from time to time. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The accompanying prospectus was filed with the Securities and Exchange Commission (“SEC”) as part of a registration statement on Form S-3 (File No. 333-234665), which became effective on November 13, 2019.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any information not authorized by us or the underwriters, you should not rely on it.

The common shares are being offered for sale only in places where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the date of the respective document regardless of the time of delivery of such document or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since that date. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the most recent date.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, estimates and projections. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially” or “may,” or other words that convey uncertainty of future events or outcomes, to identify these forward-looking statements. Forward-looking statements include statements about our expectations for adjusted EBITDA in the second quarter and the sufficiency of our capital resources. Forward-looking statements in this prospectus supplement are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•

the adverse impact on the U.S. and global economy, including the markets in which we operate, of the novel coronavirus, which causes the Coronavirus disease 2019 (“COVID-19”), global pandemic, and the impact in the near, medium and long-term on our business, results of operations, financial position, liquidity, cash flows or ability to make distributions;

•	changes in consumer and corporate spending, including as a result of COVID-19;

•	our ability to successfully operate our businesses on a combined basis, and to effectively integrate and improve future acquisitions;

•	our ability to remove our manager and our manager’s right to resign;

•	our organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our cash flow available for distribution and reinvestment and our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee and profit allocation if and when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses operate;

•	trends in the industries in which our businesses operate;

•

changes in general economic or business conditions or economic or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	environmental risks affecting the business or operations of our businesses;

•	our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

S-iv

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our businesses.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” herein, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as incorporated by reference herein, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as incorporated by reference herein, and elsewhere in this prospectus supplement or the other documents incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus supplement may not occur. These forward-looking statements are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. We maintain an Internet website at www.compassequity.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein).

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below that have been filed with the SEC (other than current reports on Form 8-K that are furnished rather than filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020;

S-v

•

the portions of our Definitive Proxy Statement (the “2020 Proxy Statement”), in connection with our 2020 Annual Meeting of Shareholders, filed with the SEC on April 13, 2020, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on April 30, 2020;

•	our Current Reports on Form 8-K, filed with the SEC on January 6, 2020, March 9, 2020, April 2, 2020 and April 20, 2020; and

•

the description of the common shares representing undivided beneficial interests in the trust and the trust common interests of the company included in our Registration Statement on Form 8-A, filed on October 25, 2010, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:

Compass Diversified Holdings

301 Riverside Avenue

Second Floor

Westport, CT 06880

Telephone number (203) 221-1703

Attention: Investor Relations

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights information contained elsewhere in this prospectus supplement and in the documents we file with the SEC that are incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our common shares. You should read carefully the entire prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and accompanying prospectus, including “Risk Factors” included below and in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, in each case as updated or supplemented by subsequent reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus supplement have been rounded and are, therefore, approximate.

Overview

Compass Group Diversified Holdings LLC, a Delaware limited liability company, which we refer to as the company, was formed on November 18, 2005. Compass Diversified Holdings, a Delaware statutory trust, which we refer to as the trust, was also created in Delaware on November 18, 2005. The trust and the company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. The trust is the sole owner of 100% of the trust interests, as defined in our LLC agreement, of the company, which consist of trust common interests and trust preferred interests. Pursuant to that LLC agreement, the trust owns an identical number of trust common interests and trust preferred interests in the company as exist for the number of outstanding common shares and preferred shares of the trust, respectively. Accordingly, the holders of our common shares and preferred shares are treated as beneficial owners of trust common interests and trust preferred interests, respectively, in the company and, as such, are subject to tax under partnership income tax provisions.

The company is the operating entity with a board of directors whose corporate governance responsibilities are similar to that of a Delaware corporation. The company’s board of directors oversees the management of the company and our businesses and the performance of Compass Group Management LLC, which we refer to as our manager. Certain members of our manager indirectly own our allocation interests, as defined in our LLC agreement, through their ownership of a Delaware limited liability company.

We acquire controlling interests in and actively manage businesses that we believe (i) operate in industries with long-term macro economic growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) have strong management teams largely in place.

Our unique public structure provides investors of our common shares with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. Through the acquisition of a diversified group of businesses with these characteristics, we believe we offer investors in our common shares an opportunity to diversify their own portfolio risk while participating in the ongoing cash flows of those businesses through the receipt of quarterly distributions (when and if declared by the board of directors).

We believe our disciplined approach to our target market provides opportunities to methodically purchase attractive businesses at values that are accretive to our shareholders. For sellers of businesses, our unique financial structure allows us to acquire businesses efficiently with little or no third-party financing contingencies and, following acquisition, to provide our businesses with substantial access to growth capital.

We believe that private company operators and corporate parents looking to sell their businesses units may consider us an attractive purchaser because of our ability to:

•	provide ongoing strategic and financial support for their businesses;

•	maintain a long-term outlook as to the ownership of those businesses where such an outlook is required for maximization of return on investment in our common shares; and

•	consummate transactions efficiently without being dependent on third-party transaction financing.

In particular, we believe that our outlook on length of ownership may alleviate the concern that many private company operators and parent companies may have with regard to their businesses going through multiple sale processes in a short period of time. We believe this outlook reduces both the risk that businesses may be sold at unfavorable points in the overall market cycle and enhances our ability to develop a comprehensive strategy to grow the earnings and cash flows of each of our businesses, which we expect will better enable us to meet our long-term objective of continuing to pay distributions on our common shares while increasing the value of our common shares. Finally, it has been our experience that our ability to acquire businesses without the cumbersome delays and conditions typical of third-party transactional financing is appealing to sellers of businesses who are interested in confidentiality and certainty to close.

We believe our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to access small to middle market businesses available for acquisition. In addition, the flexibility, creativity, experience and expertise of our management team in structuring transactions allows us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

In terms of the businesses in which we have a controlling interest as of May 1, 2020, we believe that these businesses have strong management teams, operate in strong markets with defensible market niches and maintain long standing customer relationships. The strength of our diversified business model, which includes significant industry, customer and geographic diversity, provides for generally consistent financial performance, even in the face of a more challenging economic environment.

Our Businesses

Business Segments

We categorize the businesses we own into two separate groups of businesses (i) branded consumer businesses, and (ii) niche industrial businesses. Branded consumer businesses are characterized as those businesses that we believe capitalize on a valuable brand name in their respective market sector. We believe that our branded consumer businesses are leaders in their particular product category. Niche industrial businesses are characterized as those businesses that focus on manufacturing and selling particular products and industrial services within a specific market sector. We believe that our niche industrial businesses are leaders in their specific market sector.

Branded Consumer

Our branded consumer subsidiaries are lifestyle brands with aspirational appeal. Products tend to be market share leaders, and our well-known brands can extend beyond their core into adjacencies, driving growth. Our branded consumer businesses have loyal customers as our products match their lifestyle, allowing us to maintain pricing power throughout economic cycles.

Niche Industrial

Our niche industrial subsidiaries are market leading companies that operate in stable end markets. Our niche industrial businesses have defensible market positions due to cost leadership, strong market share and scale from a diverse customer base. Our niche industrial subsidiaries tend to produce strong free cash flow due to high operating margins and have relatively low capital expenditure and working capital requirements.

Branded Consumer Businesses

5.11

5.11 ABR Corp., which we refer to as 5.11, is a leading provider of purpose-built technical apparel and gear for law enforcement, firefighters, EMS and military special operations as well as outdoor and adventure enthusiasts. 5.11 is a brand known for innovation and authenticity and works directly with end users to create purpose-built apparel and gear designed to enhance the safety, accuracy, speed and performance of tactical professionals and enthusiasts worldwide. Headquartered in Irvine, California, 5.11 operates sales offices and distribution centers globally and its products are widely distributed in uniform stores, military exchanges, outdoor retail stores, its own retail stores and on 511tactical.com. We made loans to, and purchased a controlling interest in, 5.11 for approximately $408.2 million in August 2016. As of March 31, 2020, we owned approximately 98% of the outstanding stock of 5.11 on a primary basis and approximately 89% on a fully diluted basis.

Ergobaby

EBP Lifestyle Brands Holdings, Inc., which we refer to as Ergobaby, is headquartered in Los Angeles, California. Ergobaby is dedicated to building a global community of confident parents with smart, ergonomic solutions that enable and encourage bonding between parents and babies. Ergobaby offers a broad range of award-winning baby carriers, strollers, swaddlers, nursing pillows and related products that fit into families’ daily lives seamlessly, comfortably and safely. We made loans to, and purchased a controlling interest in, Ergobaby on September 16, 2010 for approximately $85.2 million. As of March 31, 2020, we owned approximately 82% of the outstanding stock of Ergobaby on a primary basis and approximately 76% on a fully diluted basis.

Liberty Safe

Liberty Safe Holding Corporation, which we refer to as Liberty Safe or Liberty, is headquartered in Payson, Utah, and is a designer, manufacturer and marketer of premium home, office and gun safes in North America. From its over 300,000 square foot manufacturing facility, Liberty Safe produces a wide range of home and gun safe models in a broad assortment of sizes, features and styles. We made loans to, and purchased a controlling interest in, Liberty Safe on March 31, 2010 for approximately $70.2 million. As of March 31, 2020, we owned approximately 91% of the outstanding stock of Liberty Safe on a primary basis and approximately 86% on a fully diluted basis.

Velocity Outdoor

CBCP Products, LLC, which we refer to as Velocity Outdoor or Velocity is a leading designer, manufacturer and marketer of airguns, archery products, laser aiming devices and related accessories. Velocity Outdoor offers its products under the highly recognizable Crosman, Benjamin, LaserMax, Ravin and CenterPoint brands that are available through national retail chains, mass merchants, dealer and distributor networks. The airgun product category consists of air rifles, air pistols and a range of accessories, including targets, holsters and cases. Velocity Outdoor’s other primary product categories are archery, with products including CenterPoint crossbows and the Pioneer Airbow, consumables, which include steel and plastic BBs, lead pellets and CO2 cartridges, lasers for firearms and airsoft products. We made loans to, and purchased a controlling interest in, Velocity Outdoor on June 2, 2017 for approximately $150.4 million. In September 2018, Velocity acquired Ravin Crossbows, LLC, a manufacturer and innovator of crossbows and accessories. Ravin primarily focuses on the higher-end segment of the crossbow market and has developed significant intellectual property related to the advancement of crossbow technology. Velocity Outdoor is headquartered in Bloomfield, New York. As of March 31, 2020, we owned approximately 99% of the outstanding stock of Velocity Outdoor on a primary basis and approximately 88% on a fully diluted basis.

Niche Industrial Businesses

Advanced Circuits

Compass AC Holdings, Inc., which we refer to as Advanced Circuits, headquartered in Aurora, Colorado, is a provider of small volume and quick-turn rigid printed circuit boards, or “PCBs”, and small volume PCB assembly services throughout the United States. PCBs are a vital component of virtually all electronic products. The small    -run and quick-turn portions of the PCB industry are characterized by customers requiring high levels of responsiveness, technical support and timely delivery. We made loans to, and purchased a controlling interest in, Advanced Circuits, on May 16, 2006, for approximately $81.0 million. As of March 31, 2020, we owned approximately 69% of the outstanding stock of Advanced Circuits on a primary basis and approximately 65% on a fully diluted basis.

Arnold Magnetics

AMTAC Holdings, LLC, which we refer to as Arnold, serves a variety of markets including aerospace and defense, general industrial, motorsport/ automotive, oil and gas, medical, energy, reprographics and advertising specialties. Over the course of more than 100 years, Arnold has successfully evolved and adapted our products, technologies and manufacturing presence to meet the demands of current and emerging markets. Arnold produces high performance permanent magnets (PMAG), precision foil products (Precision Thin Metals or “PTM”), and flexible magnets (Flexmag™) that are mission critical in motors, generators, sensors and other systems and components. Arnold has expanded globally and built strong relationships with our customers worldwide. Arnold is the largest and, we believe, the most technically advanced U.S. manufacturer of engineered magnetic systems. Arnold is headquartered in Rochester, New York. We made loans to, and purchased a controlling interest in, Arnold on March 5, 2012 for approximately $128.8 million. As of March 31, 2020, we owned approximately 97% of the outstanding stock of Arnold Magnetics on a primary basis and approximately 81% on a fully diluted basis.

Foam Fabricators

FFI Compass Inc., which we refer to as Foam Fabricators, is headquartered in Scottsdale, Arizona and is a leading designer and manufacturer of custom molded protective foam solutions and OEM components made from expanded polystyrene (EPS) and other expanded polymers. Foam Fabricators provides products to a variety of end-markets, including appliances and electronics, pharmaceuticals, health and wellness, automotive, building products and others. Foam Fabricators’ molded foam solutions offer shock and vibration protection, surface protection, temperature control, resistance to water absorption and vapor transmissions and other protective properties critical for shipping small, delicate items, heavy equipment or temperature sensitive goods. Foam Fabricators operates 13 molding and fabricating facilities across North America, creating a geographic footprint of strategically located manufacturing plants to efficiently serve national customer accounts. We acquired Foam Fabricators on February 15, 2018 for a purchase price of approximately $253.4 million. As of March 31, 2020, we owned 100% of its outstanding stock on a primary basis and approximately 92% on a fully diluted basis.

Sterno

SternoCandleLamp Holdings, Inc., which we refer to as Sterno, is headquartered in Corona, California. Sterno is the parent company of Sterno Products, LLC (“Sterno Products”), Sterno Home Inc. (formerly known as NII Northern International Inc., “Sterno Home”) and Rimports, LLC (“Rimports”). Sterno is a leading manufacturer and marketer of portable food warming fuels for the hospitality and consumer markets, flameless candles and house and garden lighting for the home decor market, and wickless candle products used for home decor and fragrance systems. We made loans to, and purchased all of the equity interests in, Sterno on October 10, 2014 for approximately $160.0 million. Sterno offers a broad range of wick and gel chafing fuels, butane stoves and accessories, liquid and traditional wax candles, catering equipment and lamps through their Sterno Products division. In February 2018, Sterno acquired Rimports, which is a manufacturer and distributor of branded and private label scented wax cubes and warmer products used for home decor and fragrance systems. As of March 31, 2020, we owned 100% of the outstanding stock of Sterno Products on a primary basis and approximately 88% on a fully diluted basis.

Recent Developments

Acquisition of Marucci Sports

On March 6, 2020, the company, through a wholly-owned subsidiary, Wheelhouse Holdings Inc., a Delaware Corporation (“Buyer”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Marucci Sports, LLC, a Delaware limited liability company (“Marucci”), Wheelhouse Holdings Merger Sub LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Buyer (“Merger Sub”), and, Wheelhouse 2020 LLC, a Delaware limited liability company (in its capacity as the representative of the unit holders and option holders of Marucci), pursuant to which Merger Sub was to be merged with and into Marucci (the “Merger”) such that the separate existence of Merger Sub would cease, and with Marucci surviving the Merger as a subsidiary of Buyer. Headquartered in Baton Rouge, Louisiana, Marucci is a leading manufacturer and distributor of baseball and softball equipment. Founded in 2009, Marucci’s product portfolio includes wood and metal bats, apparel and accessories, batting and fielding gloves and bags and protective gear.

The Buyer, via the Merger, completed the acquisition of Marucci on April 20, 2020 for a total purchase price of approximately $200 million in cash, subject to certain adjustments based on matters such as the working capital and indebtedness balances at the time of the closing. The company’s initial equity ownership in Marucci was approximately 92%. The acquisition was funded through a draw on the company’s revolving credit facility and an $11 million cash investment by minority shareholders.

For more information about the acquisition of Marucci, see our Current Report on Form 8-K filed with the SEC on March 9, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on April 30, 2020, each of which is incorporated herein by reference.

COVID-19 Developments

In March 2020, the World Health Organization categorized COVID-19 as a pandemic. The COVID-19 pandemic has resulted in governments around the world implementing increasingly stringent measures to help control the spread of the virus, including quarantines, “shelter-in-place” and “stay-at-home” orders, travel restrictions, business curtailments, particularly retail operations and non-essential businesses, school closures, and other measures. In addition, governments and central banks in several parts of the world have enacted fiscal and monetary stimulus measures to counteract the impacts of COVID-19. We are closely monitoring the impact of the outbreak of COVID-19 on all aspects of our business, including how it will impact our customers, employees, supply chains, and distribution networks. We experienced and expect to continue to experience reductions in customer demand in several of our subsidiaries’ end-markets. We expect that the government measures taken to address the spread of the virus, the reduced operational status of some of our suppliers, the reductions in production at certain facilities and the closure of many brick and mortar retail businesses will more meaningfully impact our operations in the second quarter of 2020. The health of our team and various stakeholders is our highest priority, and we are taking multiple steps to provide support and a safe work environment.

In March 2020, as a proactive measure to ensure that we had sufficient cash liquidity in light of the COVID-19 pandemic, we elected to draw down $200 million on our revolving credit facility. We and our manager entered into a waiver agreement whereby our manager agreed to waive the portion of the management fee attributable to the cash balances we held as of March 31, 2020. Additionally, as a result of an expected decline in earnings and cash flows in the second quarter of 2020, our manager has agreed to waive 50% of the management fee calculated at June 30, 2020 that will be paid in July 2020. We are also working with management at each of our businesses to reduce our controllable costs, including short-term actions to reduce labor costs, eliminating non-essential travel and reducing discretionary spending. Additionally, our businesses are proactively managing working capital and we have reduced our capital spending plan for the year, without deferring many key strategic ongoing initiatives.

The COVID-19 pandemic has had, and will continue to have, negative impacts on our businesses, results of operation, financial condition and cash flows in the near and medium term. The ultimate impact of COVID-19 on our business is dependent on future developments, including the duration of the pandemic and the related length of its impact on the global economy, which are highly uncertain and cannot be accurately predicted at this time. See below under “Risk Factors—Additional Risk Factors Related to Our Business,” for additional information.

Additional Capital Raising

In addition to this offering, the company is currently considering other capital raising alternatives to enable it to generate sufficient net proceeds to pay down outstanding indebtedness under the company’s existing revolving credit facility, to provide the company with liquidity to allow it to opportunistically pursue future acquisitions and for general corporate purposes. Such capital raising alternatives may be in the form of public or private issuances of debt and, subject to and based upon market and other conditions, may take place in the near term. No assurances can be given as to whether or when such capital raising may take place, the terms of any such capital raising, the amount of any such capital raising or in what form such capital raising may take place. This offering is not conditioned upon any such future capital raise. See below under “Risk Factors—We may issue additional debt and equity securities which are senior to our common shares as to distributions and in liquidation, which could materially adversely affect the market price of our common shares and result in dilution to our shareholders,” for additional information.

Organizational Structure(1)

An illustration of our organizational structure is set forth below.

(1)	The percentage holdings shown in respect of the trust reflect the ownership of the common shares of the trust as of May 1, 2020 and does not give effect to the completion of this offering.

(2)

Our non-affiliated holders of common shares own approximately 82.3% of the common shares, and CGI Magyar Holdings, LLC owns approximately 14.1% of the common shares and is our single largest shareholder. Path Spirit Limited is the ultimate controlling person of CGI Magyar Holdings LLC. Mr. Sabo, our Chief Executive Officer, is not a director, officer or member of CGI Magyar Holdings LLC or any of its affiliates. The remaining 3.6% of the common shares is owned by our directors, officers and manager.

(3)

50.0% beneficially owned by certain persons who are employees and partners of our manager. C. Sean Day, the chairman of the board of directors of the company, CGI Diversified Holdings, LP, which is ultimately controlled by Path Spirit Limited, and the former founding partner of the manager, are non-managing members.

(4)	Mr. Sabo is a partner of this entity. The manager owns less than 1.0% of the common shares of the trust.

(5)	The allocation interests, which carry the right to receive a profit allocation, represent less than a 0.1% equity interest in the company.

SUMMARY FINANCIAL DATA

The following table presents the summary historical consolidated financial data of the company. This information should be read in conjunction with, and is qualified by reference to, (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and their notes included in our Annual Report on Form 10-K for the year ended December 31, 2019, (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and their notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020; as well as (iii) the other financial information included in this prospectus supplement and the accompanying prospectus and documents incorporated by reference in this prospectus supplement or the accompanying prospectus. We derived the consolidated financial information as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference in this prospectus supplement. We derived the consolidated financial information as of and for the three-month periods ended March 31, 2020 and 2019 from our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference in this prospectus supplement. We derived the consolidated financial information as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2016 and 2015 from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of results to be expected in any future period.

	Three months ended March 31,		Year ended December 31,
(in thousands, except per share data)	2020	2019	2019	2018	2017	2016	2015
Statement of Operations Data:
Net sales	$333,449	$338,857	$1,450,253	$1,357,320	$1,002,783	$729,989	$535,168
Cost of sales	213,961	219,302	930,810	887,478	641,394	484,253	350,135
Gross profit	119,488	119,555	519,443	469,842	361,389	245,736	185,033
Operating expenses:
Selling, general and administrative	83,800	81,397	335,181	320,085	261,516	166,485	100,088
Management fees	8,620	10,957	37,030	43,443	31,843	28,558	24,983
Amortization expense	13,505	13,590	54,155	49,686	34,665	17,983	14,908
Impairment expense/ Loss on disposal of assets	—	—	32,881	—	8,864	21,899	—
Operating income	13,563	13,611	60,196	56,628	24,501	10,811	45,054
Gain (loss) on equity method investment	—	—	—	—	(5,620)	74,490	4,533
Income (loss) from continuing operations	4,880	(12,928)	(40,773)	(18,877)	14,110	44,798	2,786
Income and gain from discontinued operations	—	123,086	347,914	17,087	19,502	11,732	162,984
Net income (loss)	$4,880	$110,158	$307,141	$(1,790)	$33,612	$56,530	$165,770
Net income from continuing operations - noncontrolling interest	1,215	1,368	5,542	5,217	8,245	3,205	5,939
Net income (loss) from discontinued operations - noncontrolling interest	—	(518)	(266)	(1,305)	(2,624)	(1,360)	(2,007)

Net income (loss) attributable to Holdings	$3,665	$109,308	$301,865	$(5,702)	$27,991	$54,685	$161,838

Basic and fully diluted income (loss) per share attributable to Holdings:
Continuing operations	$(0.26)	$(0.34)	$(2.17)	$(0.73)	$(0.77)	$0.27	$(0.44)
Discontinued operations	—	2.06	5.81	0.31	0.33	0.24	3.04

Basic and fully diluted income (loss) per share attributable to Holdings	$(0.26)	$1.72	$3.64	$(0.42)	$(0.44)	$0.51	$2.60

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Cash Flow Data:
Cash provided by (used in) operating activities	33,986	(8,936)	84,562	114,452	81,771	111,372	84,548
Cash (used in) provided by investing activities	(6,646)	168,944	743,126	(604,080)	(77,278)	(363,021)	233,880
Cash provided by (used in) financing activities	164,385	(172,448)	(779,522)	500,111	(2,588)	208,726	(254,357)
Cash distribution per share	$0.36	$0.36	$1.44	$1.44	$1.44	$1.44	$1.44

	As of March 31,		As of December 31,
	2020	2019	2019	2018	2017	2016	2015
Balance Sheet Data:
Current assets	$814,463	$705,205	$644,272	$681,185	$526,818	$452,819	$291,363
Total assets	2,045,497	2,369,626	1,891,892	2,372,335	1,820,303	1,777,155	1,421,042
Current liabilities	195,580	250,112	209,479	259,280	212,193	202,521	116,479
Long-term debt	594,664	955,395	394,445	1,098,871	584,347	551,652	308,639
Noncontrolling interests	53,808	52,187	50,548	59,970	52,791	38,139	47,135
Shareholders’ equity attributable to Holdings	1,081,275	948,594	1,115,327	859,372	873,208	856,405	826,084

The table below details cash receipts and payments that are not reflected on our income statement in order to provide an additional measure of management’s estimate of cash flow available for distribution and reinvestment, which we refer to as CAD. CAD is a non-GAAP measure that we believe provides additional information to our shareholders in order to enable them to evaluate our ability to make anticipated quarterly distributions. Because other entities do not necessarily calculate CAD in the same way as we do, our presentation of CAD may not be comparable to similarly titled measures provided by other entities. The table below reconciles CAD to net income and to cash flow provided by operating activities, which we consider to be the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three months ended March 31,		Year ended December 31,
(in thousands)	2020	2019	2019	2018	2017
Net income (loss)	$4,880	$110,158	$307,141	$(1,790)	$33,612
Adjustment to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	21,806	28,638	100,462	120,575	110,051
Impairment expense	—	—	32,881	—	17,325
Gain on sale of businesses	—	—	(331,013)	(1,258)	(340)
Amortization of debt issuance costs and original issue discount	525	1,079	3,773	4,483	5,007
Unrealized (gain) loss on interest rate hedges	—	1,099	3,500	(2,251)	(648)
Noncontrolling stockholders charges	2,055	2,205	7,993	8,975	7,027
Loss (gain) on equity method investment	—	—	—	—	5,620
Excess tax benefit on stock compensation	—	—	—	—	(417)
Provision for loss on receivables	883	696	3,556	433	3,964
Deferred taxes	(2,692)	(2,323)	(12,876)	(9,472)	(59,429)
Other	(515)	334	14,438	1,007	393
Changes in operating assets and liabilities	7,044	(29,163)	(45,293)	(6,250)	(40,394)

	Three months ended March 31,		Year ended December 31,
(in thousands)	2020	2019	2019	2018	2017
Net cash provided by operating activities	33,986	(8,936)	84,562	114,452	81,771
Plus:
Unused fee on revolving credit facility	400	387	1,851	1,630	2,856
Excess tax benefit from subsidiary stock option exercise	—	—	—	—	417
Successful acquisition expense	—	366	596	5,343	2,050
Integration services agreement (1)	—	281	281	2,719	3,083
Realized loss from foreign currency effect (2)	—	363	363	4,083	—
Earnout provision adjustment (3)	—	—	2,022	—	—
Loss on sale of Tilray common stock	—	5,300	10,193	—	—
Other (4)	—	—	—	5,181	—
Changes in operating assets and liabilities	—	29,163	45,293	6,250	40,394
Less:
Changes in operating assets and liabilities	7,044	—	—	—	—
Payment on interest rate swap	—	94	675	1,783	3,964
Earnout provision adjustment (3)	—	—	—	4,800	4,736
Realized gain from foreign currency effect (2)	—	—	—	—	3,315
Other (5)	883	403	3,318	—	3,586
Maintenance capital expenditures: (6)
Compass Group Diversified Holdings LLC	—	—	—	—	—
5.11	174	212	2,243	2,322	2,934
Advanced Circuits	17	188	4,790	1,588	628
Arnold	1,060	1,112	3,862	4,708	4,851
Clean Earth (divested June 2019)	—	1,350	3,495	8,023	5,289
Ergobaby	98	71	605	737	1,041
Foam Fabricators	526	498	1,746	1,795	—
Liberty	186	126	534	1,130	706
Manitoba Harvest (divested February 2019)	—	—	—	481	647
Sterno	326	988	1,831	2,694	2,343
Velocity Outdoor	873	403	2,899	3,768	1,831
Preferred share distributions	5,542	3,781	15,125	12,179	2,457

Estimated cash flow available for distribution and reinvestment	17,657	17,649	$104,038	$93,650	$92,243

Distribution paid in April 2020/2019/2018	$(21,564)	$(21,564)	$(21,564)	$(21,564)	$(21,564)
Distribution paid in July 2019/2018/2017	—	—	(21,564)	(21,564)	(21,564)
Distribution paid in October 2019/2018/2017	—	—	(21,564)	(21,564)	(21,564)
Distribution paid in January 2020/2019/2018	—	—	(21,564)	(21,564)	(21,564)

	$(21,564)	$(21,564)	$(86,256)	$(86,256)	$(86,256)

(1)	Represents fees paid by newly acquired companies to our manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Represents the foreign currency transaction gain or loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)	Earnout provision adjustment related to the change in estimate of contingent consideration that was recorded in the consolidated statement of operations.

(4)	Includes $4.2 million in additional reserves recorded in the fourth quarter of 2018 for slow moving inventory acquired prior to our ownership of 5.11.

(5)	Reflects the effect on earnings of reserves for inventory and accounts receivable.

(6)

Represents maintenance capital expenditures that were funded from operating cash flow and excludes growth capital expenditures of approximately $3.3 million and $2.5 million incurred during the three months ended March 31, 2020 and 2019, respectively, and approximately $16.4 million, $22.5 million and $24.3 million incurred during the years ended December 31, 2019, 2018 and 2017, respectively.

Earnings of certain of our operating segments are seasonal in nature due to various recurring events, holidays and seasonal weather patterns, as well as the timing of acquisitions during a given year. Historically, the third and fourth quarter produce the highest net sales during our fiscal year.

THE OFFERING

This summary is not a complete description of the common shares. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. In this portion of the summary, the “trust” means Compass Diversified Holdings and not any of its subsidiaries and the “company” means Compass Group Diversified Holdings LLC and not any of its subsidiaries.

Issuer	Compass Diversified Holdings.

Shares Offered By Us In This Offering	5,000,000 common shares.[1]

Common Shares Outstanding After This Offering	64,900,000 common shares.[2]

Option to Purchase Additional Shares	The underwriters have an option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional 750,000 common shares, at the public offering price less the underwriting discount.

Use of Proceeds	The estimated net proceeds from the sale of the common shares in this offering by the trust will be approximately $83.7 million (or approximately $96.3 million if the underwriters exercise their option to purchase additional common shares in full), after deducting underwriting discounts and commissions and estimated public offering costs. We intend to use our net proceeds from this offering to repay a portion of our revolving credit facility. See the section entitled “Use of Proceeds” for more information about the use of the proceeds of this offering.

Conflicts of Interest	We intend to use the net proceeds from this offering to repay a portion of our revolving credit facility. Affiliates of certain of the underwriters are lenders under our revolving credit facility and will receive a portion of the net proceeds of this offering, and as such, affiliates of certain underwriters may receive at least 5% of the net offering proceeds in connection with the repayment of borrowings under our revolving credit facility. Accordingly, this offering is made in compliance with the requirements of FINRA Rule 5121. Because the common shares offered hereby have a bona fide public market, the appointment of a qualified independent underwriter will not be necessary. The underwriters subject to FINRA Rule 5121 will not confirm sales of the common shares to any account over which it exercises discretionary authority without the prior written approval of

[1]

Excludes common shares that may be issued to the underwriters pursuant to their option to purchase additional common shares. If the underwriters exercise their option to purchase additional common shares in full, the total number of common shares offered by us will be 5,750,000. We had 59,900,000 common shares outstanding at May 1, 2020.

[2]

The number of common shares that will be outstanding after this offering is based on the number of common shares outstanding on May 1, 2020 and assumes no exercise by the underwriters of their option to purchase additional common shares.

the customer. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).” See the section entitled “Use of Proceeds” for more information about the use of proceeds of this offering.

New York Stock Exchange Symbol	CODI

Common Shares of the Trust	Each common share of the trust represents an undivided beneficial interest in the trust property, and each common share of the trust corresponds to one underlying trust common interest of the company owned by the trust. Unless the trust is dissolved, it must remain the sole holder of 100% of the trust common interests, and at all times the company will have outstanding the identical number of trust common interests as the number of outstanding common shares of the trust. If the trust is dissolved, each common share of the trust will be exchanged for one trust common interest in the company. Each outstanding common share of the trust is entitled to one vote on any matter with respect to which the trust, as a holder of trust common interests in the company, is entitled to vote. The company, as the sponsor of the trust, will provide to our shareholders proxy materials to enable our shareholders to exercise, in proportion to their percentage ownership of outstanding common shares, the voting rights of the trust, and the trust will vote its trust common interests in the same proportion as the vote of holders of common shares. The allocation interests do not grant to their holder, which refer to as the allocation member, voting rights with respect to the company except in certain limited circumstances.

See the section entitled “Description of Securities” in the accompanying prospectus for information about the material terms of the common shares, the trust common interests and the allocation interests.

Material U.S. Federal Income Tax Considerations	Subject to the discussion in “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus, neither the trust nor the company will incur U.S. federal income tax liability; rather, each holder of common shares will be required to take into account his or her allocable share of items of income, gain, loss, deduction and other items of the partnership. The trust is treated as a partnership for U.S. federal income tax purposes, and will issue a Schedule K-1 to holders of common shares.

See the section entitled “Supplemental Material U.S. Federal Income Tax Considerations” in this prospectus supplements and the section entitled “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for information about the potential U.S. federal income tax consequences of the purchase, ownership and disposition of common shares.

Risk Factors	Investing in the common shares involves risks. See the section entitled “Risk Factors” and read this prospectus supplement carefully before making an investment decision with the respect to the common shares of the company.

RISK FACTORS

An investment in the common shares involves risk. You should carefully read and consider all of the risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as supplemented by the discussion below, before making a decision to invest in our common shares. The risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 that reference our shares are generally applicable to the common shares unless otherwise addressed herein. Our financial condition, business and results of operations (including cash flows) may be materially adversely affected by any of these risks. In that event, the market price of the common shares could decline, we may be unable to pay distributions on the common shares and you could lose all or part of your investment.

Additional Risk Factors Related to Our Business

Our financial condition and results of operations are expected to be adversely affected by the COVID-19 pandemic.

In late 2019, there was an outbreak of a new strain of coronavirus, COVID-19. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. The COVID-19 pandemic has negatively impacted the global economy, lowered equity valuations, disrupted global supply chains and workforce participation due to “shelter-in-place” restrictions by various governments worldwide, decreased consumer confidence generally and created significant volatility and disruption of financial markets.

The company’s operations and business have been and are expected to continue to be materially and adversely affected by the COVID-19 pandemic and related weak, or weakening of, economic or other negative conditions. In particular, the company’s businesses dependent on food service and brick and mortar retail operations have been and will continue to be especially susceptible to declining sales due to COVID-19 mitigation efforts. For example, the company expects the Sterno Products division of Sterno to be negatively impacted by the pandemic due to that division’s reliance on the food service industry. COVID-19 related facility shutdowns mandated by national or regional public health policies could also prevent our sites from operating in full capacity and adversely affect our financial position. The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected timeframe, will depend on future developments. The significance of the impact on the company’s operations is not yet certain and depends on numerous evolving factors that the company may not be able to accurately predict or effectively respond to, including, without limitation: the duration and scope of the outbreak; actions taken by governments, businesses, and individuals in response to the outbreak; the effect on economic activity and actions taken in response; the effect on customers and their demand for the company’s products and services; and the company’s ability to manufacture, sell, and service its products, including without limitation as a result of supply chain challenges, facility closures, social distancing, restrictions on travel, and shelter-in-place orders. These and other factors relating to or arising from the outbreak could have a material adverse effect on the company’s business, results of operations, and cash flows. The degree to which COVID-19 and related actions ultimately impact our business, financial position, results of operations and cash flows will depend on factors which are highly uncertain, difficult to predict and beyond our control including the duration, spread and severity of the outbreak, the actions taken to contain COVID-19 and mitigate its public health effects, the impact on the U.S. and global economies and demand for our products, and how quickly and to what extent normal economic and operating conditions resume. Certain of the company’s subsidiaries rely on customers and suppliers outside of the United States. Consequently, they will be negatively affected based on the impact of COVID-19 in regions outside of the United States and actions taken by local governments to try to limit the spread of COVID-19. As such, even if COVID 19 recedes in the United States or if localities re-open within the United States, the performance and the operating results of the company and its subsidiaries may still be negatively impacted based on the spread of the virus in international locations. Even after COVID-19 has subsided, we may continue to experience materially adverse impacts to our business as a result of the virus’s global economic impact and any recession that has occurred or may occur in the future.

The company has been aggressively managing capital expenditures across its businesses during the COVID-19 pandemic, which may result in slower growth or declining sales in future periods. Certain of our businesses have also experienced reduced orders, which will have a negative affect on sales in future periods even if sales in the periods in which orders decline are unaffected. We expect that the impact of COVID-19 to negatively affect our free cash flow. To the extent the impact to our business is materially worse than we currently expect, our board will need to consider how it impacts our future business decisions and strategies. Further, if we are unable to maintain sufficient access to capital, we may be unable to pursue attractive acquisitions or investment opportunities, which would have a negative impact on our growth and financial condition.

There are no comparable recent events that provide guidance as to the effect the spread of COVID-19 as a global pandemic may have, and, as a result, the ultimate impact of the outbreak is highly uncertain and subject to change. Further, a second wave of COVID-19 later in 2020 or beyond would cause many of the impacts described herein to return or be exacerbated. We do not yet know the full extent of the impacts on our business, our operations or the global economy as a whole. However, the effects could have a material impact on our results of operations and heighten many of our known risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Risks Related to the Offering

We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We intend to use the net proceeds from the sale of the common shares to pay down outstanding indebtedness under the company’s existing revolving credit facility. We retain broad discretion over the use of the net proceeds from the sale of common shares (particularly due to the significant uncertainties we face as a result of the COVID-19 pandemic and the related impacts on our business, results of operations, financial position and cash flows) and, accordingly, you will need to rely upon the judgment of our management with respect to the use of proceeds, potentially with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

Our earnings and cash distributions may affect the market price of our common shares.

Generally, the market price of our common shares may be based, in part, on the market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales, acquisitions or refinancings, and on the value of our businesses. For that reason, our common shares may trade at prices that are higher or lower than our net asset value per share. If we do not maintain our current level of distributions due to our lack of sufficient cash flows or other factors, including as the result of pressures from the COVID-19 pandemic, the market price of our common shares may be materially adversely affected. There are various risks and uncertainties with respect to our having sufficient cash flows for distributions and reinvestment, including risks with respect to the performance of our businesses. In addition, should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flows to our shareholders, the retained funds, while increasing the value of our underlying assets, may materially adversely affect the market price of our common shares. The board of directors of the company may, in its sole discretion, determine to suspend distributions on the common shares. Our failure to meet market expectations with respect to earnings and cash distributions could materially adversely affect the market price of our common shares.

If the market price of our common shares declines, you may be unable to resell your common shares at or above the public offering price. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly, including a decline below the public offering price, in the future.

The terms of our current indebtedness restrict, and the terms of our future indebtedness may restrict, our ability to make distributions on the common shares.

Distributions will only be paid if the distribution is not restricted or prohibited by law or the terms of any senior equity securities or indebtedness. Our credit facilities and the indenture governing our 8.00% Senior Notes due 2026 contain, and the instruments governing the terms of future financing or the refinancing of any borrowings may contain, covenants that restrict our ability to make distributions on the common shares.

The fees to be paid to our manager pursuant to the management services agreement, the offsetting management services agreements and integration services agreements and the profit allocation to be paid to certain persons who are employees and partners of our manager, as holders of the allocation interests, pursuant to the LLC agreement may significantly reduce the amount of cash available for distribution to our shareholders.

Under the management services agreement between the company and our manager, the company will be obligated to pay a management fee to and, subject to certain conditions, reimburse the costs and out-of-pocket expenses of our manager incurred on behalf of the company in connection with the provision of services to the company. Similarly, our businesses will be obligated to pay fees to and reimburse the costs and expenses of our manager pursuant to any offsetting management services agreements entered into between our manager and one of our businesses, or any integration services agreements to which such businesses are a party. In addition, Sostratus LLC, as holder of the allocation interests, will be entitled to receive profit allocations. While it is difficult to quantify with any certainty the actual amount of any such payments in the future, we do expect that such amounts could be substantial. See the section entitled “Certain Relationships and Related Party Transactions” in our 2020 Proxy Statement, as incorporated by reference herein, for more information about these payment obligations of the company. The management fee and profit allocation will be payment obligations of the company and, as a result, will be paid, along with other company obligations, prior to the payment of distributions to shareholders. As a result, the payment of these amounts may significantly reduce the amount of cash flow available for distribution to our shareholders.

We may pursue future acquisitions or dispositions that you may not consider to be in the best interest of holders of common shares.

We seek to acquire and manage businesses consistent with our long-term investment strategy. We may incur indebtedness for future acquisitions, which would be senior to our common shares. Future acquisitions may also reduce our cash available for distribution to our shareholders, including holders of common shares, following such acquisitions. To the extent such acquisitions do not perform as expected, such risk may be particularly heightened. In addition to acquiring businesses, we sell those businesses that we own from time to time when attractive opportunities arise that outweigh the future growth and value that we believe we will be able to bring to such businesses consistent with our long-term investment strategy. As such, our decision to sell a business is based on our belief that doing so will increase shareholder value to a greater extent than through our continued ownership of that business. Future dispositions of businesses may reduce our cash flows from operations, which may impact our ability to pay distributions to our shareholders, including holders of common shares, or require us to pay distributions out of capital. We cannot assure you that we will use the proceeds from any future dispositions to maintain distributions on the common shares or otherwise in a manner with which you agree. You will generally not be entitled to vote with respect to our future acquisitions or dispositions, and we may pursue future acquisitions or dispositions with which you do not agree.

Future sales of common shares may cause the market price of our common shares to decline.

We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sales, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market following this offering, or the perception that such sales could occur, could materially adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate. A decline below the offering price is possible. After the consummation of this offering, there will be 64,900,000 common shares of the trust issued and outstanding (or 65,650,000 common shares if the underwriters exercise their option to purchase additional common shares in full).

We and our executive officers and directors have agreed that, with limited exceptions, we and they will not directly or indirectly, without the prior written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters, offer to sell, sell or otherwise dispose of any shares of the trust of any class or any limited liability company interests of the company of any class, or any securities convertible into or exercisable or exchangeable for any of the foregoing, for a period of 45 days after the date of this prospectus supplement. See “Underwriting (Conflicts of Interest)” for additional information.

We may issue additional debt and equity securities which are senior to our common shares as to distributions and in liquidation, which could materially adversely affect the market price of our common shares and result in dilution to our shareholders.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or by issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or equity securities, including preferred securities. In addition, we may issue our common shares as consideration for future acquisitions. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders. Our preferred securities effectively have a preference with respect to distributions, which could further limit our ability to make distributions to our common shareholders. Because our decision to incur debt and issue securities in any future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your common shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without shareholder approval, which could materially adversely affect the market price of our common shares.

The market price, trading volume and marketability of our common shares may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common shares and our ability to raise capital through future equity financings.

The market price and trading volume of our common shares may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our common shares and may materially adversely affect our ability to raise capital through equity financings. These factors include: price and volume fluctuations in the stock markets generally which create highly variable and unpredictable pricing of equity securities; significant volatility in the market price and trading volume of securities of companies in the sectors in which our businesses operate, which may not be related to the operating performance of these companies and which may not reflect the performance of our businesses; changes and variations in our earnings and cash flows; any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts; changes in regulation or tax law; operating performance of companies comparable to us; general economic trends and other external factors including inflation, interest rates, and costs and availability of raw materials, fuel and transportation; and loss of a major funding source. Due to the COVID-19 pandemic, the trading price of our common shares has been, and may continue to be, volatile and subject to wide fluctuations. See above under—“Additional Risk Factors Related to Our Business” for additional information.

The IRS Schedules K-1 we will provide holders of common shares will be more complicated than the IRS Forms 1099 provided by corporations to their stockholders, and holders of common shares may be required to request an extension of time to file their tax returns.

Holders of common shares will be required to take into account their allocable share of our items of gross ordinary income for our taxable year ending within or with their taxable year. We have agreed to furnish holders of common shares, as soon as reasonably practicable after the close of each calendar year, with tax information (including IRS Schedules K-1), which describes their allocable share of gross ordinary income for our preceding taxable year. However, it may require longer than 90 days after the end of our calendar year to obtain the requisite information so that IRS Schedules K-1 may be prepared by us. Consequently, holders of common shares who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each holder of common shares will be required to report for all tax purposes consistently with the information provided by us for the taxable year. Because holders will be required to report their allocable share of gross ordinary income, tax reporting for holders of our common shares will be more complicated than for shareholders of a regular corporation.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 5,000,000 common shares in this offering will be approximately $83.7 million (or approximately $96.3 million if the underwriters’ option to purchase additional common shares is exercised in full) after deducting underwriting discounts and commissions of approximately $4.0 million (or approximately $4.6 million if the underwriters’ option to purchase additional common shares is exercised in full) and estimated public offering costs of approximately $340 thousand.

We intend to use the net proceeds received by us from this offering to repay a portion of the outstanding balance of our revolving credit facility that we entered into with a group of lenders on April 18, 2018, as amended to date. As of March 31, 2020, we had approximately $200.0 million outstanding under our revolving credit facility. All amounts due under the revolving credit facility will become due on April 18, 2023. The company may borrow, prepay and reborrow principal under the revolving credit facility from time to time during its term. Advances under the revolving loan can be either Eurodollar rate loans or base rate loans. Eurodollar rate revolving loans bear interest on the outstanding principal amount thereof for each interest period at a fluctuating rate per annum based on the Eurodollar rate (the London Interbank Offered Rate or a successor rate (the “Eurodollar Rate”)) for such interest period plus a margin ranging from 1.50% to 2.50%, based on the ratio of consolidated net indebtedness to adjusted consolidated earnings before interest expense, tax expense, and depreciation and amortization expenses for such period (the “Consolidated Total Leverage Ratio”). Base rate revolving loans bear interest on the outstanding principal amount thereof at a rate per annum equal to the highest of (i) Federal Funds rate plus 0.50%, (ii) the “prime rate”, and (iii) Eurodollar Rate plus 1.0%, plus a margin ranging from 0.50% to 1.50%, based on the company’s Consolidated Total Leverage Ratio.

Affiliates of certain of the underwriters are lenders under our revolving credit facility and will receive a portion of the net proceeds of this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our unaudited capitalization as of March 31, 2020 on an actual and as adjusted basis, assuming no exercise of the underwriters’ option to purchase additional common shares and the application of the estimated net proceeds to us of such sale (after deducting underwriting discounts and commissions and our estimated offering costs). “As Adjusted” reflects this offering and the application of our net proceeds therefrom. This table should be read in conjunction with “Use of Proceeds,” and our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

	As of March 31, 2020
(in thousands)	Actual	As Adjusted (3)
Cash and cash equivalents	$291,013	$291,013

Current maturities of long-term debt	$—	—
Long-term debt, excluding current maturities	600,000	516,300

Total debt	600,000	516,300
Stockholders’ equity
Preferred shares, no par value; 50,000,000 authorized; 12,600,000 shares issued and outstanding actual (1)	303,918	303,918
Common shares, no par value; 500,000,000 authorized; 59,900,000 shares issued and outstanding actual and 64,900,000 issued and outstanding as adjusted for the offering (2)	924,680	1,008,380

Total stockholders’ equity	1,135,083	1,218,783

Total capitalization	$1,735,083	$1,735,083

(1)	Each preferred share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust preferred interest in the company.

(2)	Each common share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust common interest in the company.

(3)	This table does not give effect to any additional capital we may raise. See “Prospectus Supplement Summary—Recent Developments.”

SUPPLEMENTAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion contained under the heading “Material U.S. Federal Income Tax Considerations—Tax Considerations for U.S. Holders” in the accompanying prospectus and supersedes such discussion to the extent inconsistent with such discussion.

Because the following discussion is a summary which, in conjunction with the discussion contained under the heading “Material U.S. Federal Income Tax Considerations—Tax Considerations for U.S. Holders” in the accompanying prospectus, is intended to address only material federal income tax consequences relating to an investment in the securities, it may not contain all of the information which may be important to you. You should consult your own tax advisor for a full understanding of the tax consequences of the purchase, holding and sale of the securities. You should also consult your tax advisor to determine the effect of any potential changes in applicable tax laws. The applicable Internal Revenue Code provisions are highly technical and complex, and the following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the tax consequences, possibly on a retroactive basis.

Supplemental Tax Considerations for U.S. Holders

Changes to Certain Loss Limitations

The Tax Cuts and Jobs Act (TCJA) created an additional loss limitation that applies to certain holders for taxable years beginning after December 31, 2017, and before January 1, 2026. Under this limitation, a non-corporate holder is not allowed to take deductions for certain excess business losses in such taxable years. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000, or $500,000 for taxpayers filing a joint return. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the applicable holder in the following taxable year if certain conditions are met. Holders to which this excess business loss limitation applies will take their allocable share of our items of income, gain, loss and deduction into account in determining this limitation. This excess business loss limitation will be applied to a non-corporate holder after the passive loss limitations and may limit such holder’s ability to utilize any losses we generate allocable to such unitholders that are not otherwise limited by the basis, at-risk, and passive loss limitations.

The Coronavirus Aid, Relief, and Economic Security Act (CARES Act) retroactively changed the effective dates for the excess business loss limitation. The limitation now applies for taxable years beginning after December 31, 2020 and before January 1, 2026. In addition, the CARES Act contained technical corrections that affect the way that the excess business loss limitation will apply to holders. Specifically, capital losses are not taken into account when computing the excess business loss limitation, and capital gains taken into account when calculating such limitation cannot exceed the lesser of capital gain net income attributable to trade or business or capital gain net income.

Changes to Certain Interest Deduction Limitations

For taxable years beginning after December 31, 2017, taxpayers generally may not deduct certain “business interest” expense to the extent such interest exceeds the taxpayer’s business interest income and 30% of the taxpayer’s “adjusted taxable income” for the taxable year. With respect to partnerships, this limitation first is applied at the partnership level and any deduction for business interest is taken into account in determining the partnership’s non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of the partners is determined without regard to each partner’s distributive share of any of items of income, gain, deduction, or loss from the partnership and is increased by each partner’s distributive share of excess taxable income from the partnership, which generally equals the excess of 30% of the partnership’s adjusted taxable income over the amount of the partnership’s deduction for business interest for a taxable year.

The CARES Act temporarily increases the business interest deduction limitation from 30% to 50% of the taxpayer’s “adjusted taxable income” for taxable years beginning in 2019 and 2020 (except for taxable years of partnerships beginning in 2019), unless a taxpayer elects not to apply the greater limitation percentage. For taxable years of partnerships beginning in 2019, a partner may elect to treat 50% of its allocable share of the partnership’s excess business interest expense as an interest deduction in the partner’s first taxable year beginning in 2020, with such amount not subject to the limitations of Section 163(j); the remaining 50% of such excess business interest expense remains subject to the Section 163(j) limitation applicable to excess business interest expense carried forward at the partner level.

UNDERWRITING (CONFLICTS OF INTEREST)

Morgan Stanley & Co. LLC, BofA Securities, Inc., UBS Securities LLC and RBC Capital Markets, LLC are acting as joint book-running managers for this offering and Morgan Stanley & Co. LLC is acting as representative of the underwriters named below. Under the terms and subject to the conditions stated in the underwriting agreement dated May 4, 2020, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common shares set forth opposite the underwriter’s name.

Underwriter	Number of Common Shares
Morgan Stanley & Co. LLC.	2,250,000
BofA Securities, Inc.	650,000
UBS Securities LLC	650,000
RBC Capital Markets, LLC	650,000
Janney Montgomery Scott LLC	200,000
Raymond James & Associates, Inc.	200,000
William Blair & Company, L.L.C.	200,000
CJS Securities, Inc.	100,000
Roth Capital Partners, LLC	100,000

Total	5,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common shares (other than those covered by the underwriters’ option to purchase additional common shares described below) if they purchase any of the common shares.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 750,000 common shares at the price initially offered to the public, less the underwriting discount and commissions and less any amounts per share equal to any distributions declared by us but not payable on the additional common shares. To the extent the option is exercised, each underwriter must purchase a number of additional common shares approximately proportionate to that underwriter’s initial purchase commitment.

The common shares are quoted on the New York Stock Exchange under the symbol “CODI.” The underwriters propose to offer some of the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common shares to dealers at the public offering price less a concession not to exceed $0.48 per share. If all of the common shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

	Per Common Share	No Exercise	Full Exercise
Public offering price	$17.600	$88,000,000	$101,200,000
Underwriting discount and commissions	$0.792	$3,960,000	$4,554,000
Proceeds, before expenses, to us	$16.808	$84,040,000	$96,646,000

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $340,000.

We and our executive officers and directors have agreed with the underwriters, subject to certain exceptions, for a period of 45 days from the date of this prospectus supplement, not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the trust of any class or any limited liability company interests of the company of any class, or any securities convertible into or exercisable or exchangeable for any of the foregoing (collectively, the “Lock-Up Securities”), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, or publicly disclose the intention to take any action described in clauses (a) and (b). Morgan Stanley & Co. LLC, in its sole discretion, may release any of the securities subject to these restrictions at any time without notice. In addition, for a period of 45 days after the date of this prospectus supplement, we may not, without the prior written consent of Morgan Stanley & Co. LLC, file any registration statement with the SEC relating to the offering of any Lock-Up Securities, or publicly disclose the intention to do so.

Notwithstanding the foregoing, the underwriters have agreed in the underwriting agreement that the foregoing restrictions will not apply to (a) the common shares to be sold hereunder or (b) the issuance by us of Lock-Up Securities upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof as described herein.

In addition, the underwriters have agreed that the foregoing restrictions on our executive officers and directors will not apply to (a) transactions relating to Lock-Up Securities or other securities acquired in open market transactions after the completion of the offering; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities or other securities acquired in such open market transactions, (b) transfers of Lock-Up Securities to any trust, corporation, partnership or other entity for the direct or indirect benefit of such executive officer or director or the immediate family of such executive officer or director provided that any such transfer shall not involve a disposition for value, (c) transfers of Lock-Up Securities to any corporation, limited liability company, limited partnership or general partnership of which all of the equity interest is owned by such executive officer or director or the immediate family of such executive officer or director or one or more entities described in clause (b) above, (d) the transfer of the holder’s Lock-Up Securities by operation of law such as rules of intestate succession or statutes governing the effects of a merger, (e) transfers of Lock-Up Securities pursuant to a qualified domestic relations order, (f) transfers of Lock-Up Securities as a bona fide gift, (g) distributions of Lock-Up Securities to limited partners or stockholders of such executive officer or director; provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d), (e), (f) or (g), (1) each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of the letter provided by the transferor and (2) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Lock-Up Securities, shall be required or shall be voluntarily made during the restricted period, or (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-Up Securities; provided that such plan does not provide for the transfer of Lock-Up Securities during the restricted period; and provided further that there is no public disclosure of entry into such plan during the restricted period. In addition, each such executive officer and director has agreed with the underwriters that, without the prior written consent of Morgan Stanley & Co. LLC, such person will not, for a period of 45 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to the registration of any Lock-Up Securities.

We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make because of any of those liabilities.

In connection with the offering, the underwriters may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the common shares so long as the stabilizing bids do not exceed a specified maximum.

•

Short sales involve sales by the underwriters of common shares in excess of the number of common shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of additional common shares purchased by the underwriters is not greater than the number of common shares that they have the option to additionally purchase. In a naked short position, the number of common shares involved is greater than the number of common shares they have the option to additionally purchase. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares and/or purchasing common shares in the open market.

•

Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common shares to close out the short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they have their option to purchase additional common shares. If the underwriters sell more common shares than could be covered by their option to purchase additional common shares, a naked short position, the position can only be closed out by buying common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, short sales, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters (and selling group members) may engage in passive market making transactions in the common shares on the New York Stock Exchange, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the New York Stock Exchange no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the common shares or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the common shares in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the common shares may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Purchasers of the common shares offered by this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus supplement.

The common shares are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by one or more of the underwriters. The representative may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. The representative will allocate common shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common shares may be sold by the underwriters to securities dealers who resell common shares to online brokerage account holders.

Certain of the underwriters and their affiliates have in the past provided to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, certain of the underwriters and/or their affiliates are lenders under our revolving credit facility and may receive 5% or more of the net proceeds of the offering by reason of the repayment of outstanding revolving loans under such credit facility. See “—Conflicts of Interest” below.

Conflicts of Interest

Affiliates of certain underwriters may receive at least 5% of the net offering proceeds in connection with the repayment of borrowings under our revolving credit facility. See “Use of Proceeds.” Accordingly, this offering is made in compliance with the requirements of FINRA Rule 5121. Because the common shares offered hereby have a bona fide public market, the appointment of a qualified independent underwriter will not be necessary. The underwriters subject to FINRA Rule 5121 will not confirm sales of the common shares to any account over which it exercises discretionary authority without the prior written approval of the customer.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of shares issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Purchasers should discuss with their own tax advisors any implications of an investment in the common shares under Canadian tax law.

VALIDITY OF SECURITIES

The validity of the common shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain other legal matters in connection with the common shares being offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP. Attorneys at Squire Patton Boggs (US) LLP beneficially own an aggregate of approximately 84,168 common shares of the trust. Certain legal matters will be passed upon for the underwriters by Ropes  & Gray LLP.

EXPERTS

The audited consolidated financial statements, and management’s assessment of the effectiveness of internal control over financial reporting of Compass Diversified Holdings incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

COMMON SHARES

PREFERRED SHARES

Each Common Share or Preferred Share Represents One

Corresponding Beneficial Interest in Compass Diversified Holdings

We and any selling securityholders may offer and sell, from time to time:

•

common shares of the trust, which we refer to as the common shares, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust common interest in Compass Group Diversified Holdings LLC; and

•

preferred shares of the trust, which we refer to as the preferred shares, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust preferred interest in Compass Group Diversified Holdings LLC.

The “selling securityholders” as used herein refers to the selling securityholders identified in this prospectus and such additional selling securityholders as may be named in one or more prospectus supplements. The purpose of Compass Diversified Holdings, which we refer to as the trust, is to hold 100% of the trust interests of Compass Group Diversified Holdings LLC, which we refer to as the company. Each beneficial interest in the trust corresponds to one trust interest of the company in the form of either a trust common interest or trust preferred interest. We and/or any selling securityholders may offer for sale the securities covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices or at privately negotiated prices. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of securities by any selling securityholders.

Our common shares are listed on the New York Stock Exchange under the symbol “CODI.” Our 7.250% Series A Preferred Shares and the 7.875 % Series B Fixed-to-Floating Rate Cumulative Preferred Shares are listed on the New York Stock Exchange under the symbols “CODI PR A” and “CODI PR B”, respectively. On November 12, 2019, the closing price of the common shares on the New York Stock Exchange was $22.74 per share.

We will provide more specific information about the terms of an offering of these securities in supplements or term sheets to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement or term sheet. You should read this prospectus, the prospectus supplements and term sheets carefully before you invest. If any underwriters, broker-dealers or agents are involved in any offering, the names of such underwriters, broker-dealers or agents and any applicable commissions or discounts will be described in the applicable prospectus supplement or term sheet relating to the offering.

The selling securityholders identified in this prospectus acquired the common shares covered by this prospectus in conjunction with the closing of our initial public offering, which we refer to as the IPO, upon the closing of our acquisition of a controlling interest in Anodyne Medical Device, Inc., in conjunction with the closing of our follow-on offering in May 2007, and upon the closing of our acquisition of CamelBak Products, LLC on August 25, 2011, all as further described below under “Selling Securityholders.”

Investing in our shares involves risks. See the description of “Risk Factors” which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2019

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and free writing prospectus prepared by us. We have not authorized anyone to provide you with different or additional information. This prospectus may be used only for the purpose for which it has been published, and no person has been authorized to give any information not contained in this prospectus. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

NOTE TO READER

In reading this registration statement, references to:

•	the “trust” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	the “manager” or CGM refer to Compass Group Management LLC;

•	the “businesses” refer to, collectively, the businesses controlled by the company;

•	the “trust agreement” refer to the Second Amended and Restated Trust Agreement of the trust dated as of December 6, 2016, as amended;

•	the “LLC agreement” refer to the Fifth Amended and Restated Operating Agreement of the company dated as of December 6, 2016, as amended;

•

the “common shares” refer to the common shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust common interest in the company;

•

the “preferred shares” refer to the preferred shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust preferred interest in the company;

•	the “shares” refer to the common shares and preferred shares, collectively;

•	the “trust common interests” refer to the trust common interests in the company;

•	the “trust preferred interests” refer to the trust preferred interests in the company;

•	the “trust interests” refer to the trust common interests and trust preferred interests, collectively; and

•	“we,” “us” and “our” refer to the trust, the company and our businesses together.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling securityholders may sell the shares covered by this prospectus in one or more offerings as described under “Plan of Distribution” in this prospectus.

PROSPECTUS SUPPLEMENT OR TERM SHEET

This prospectus provides you with a general description of the securities that we and/or any selling securityholders may offer. Each time that we and/or the selling securityholders offer securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet to be attached to the front of this prospectus will describe: the applicable public offering price, the price paid for the securities, the net proceeds, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of securities covered by this prospectus. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus. You should read in their entirety this prospectus and any accompanying prospectus supplement or term sheet, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

i

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any term sheet is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement, term sheet or any sale of securities. Our business, financial condition, results of operations and prospectus may have changed since then. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or term sheet.

For more detail on the terms of the securities, see “Description of Securities” herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on our current expectations, estimates and projections. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus are subject to a number of risks and uncertainties, some of which are beyond our control, including among other things:

•	our ability to successfully operate our businesses on a combined basis, and to effectively integrate and improve future acquisitions;

•	our ability to remove our manager and our manager’s right to resign;

•	our organizational structure, which may limit our ability to meet our distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our cash flow available for distribution and reinvestment and our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee and profit allocation if and when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses operate;

•	trends in the industries in which our businesses operate;

•

changes in general economic or business conditions or economic or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	environmental risks affecting the business or operations of our businesses;

•	our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our businesses.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” and elsewhere in this prospectus or incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus may not occur. These forward-looking statements are made as of the date of this prospectus or, for information incorporated by reference, as of the dates of that information. We undertake no obligation to publicly update or revise any forward-looking statements after the completion of any offering hereunder, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. We maintain an Internet website at http://www.compassdiversifiedholdings.com. The information on our website is not a part of this prospectus (or any document incorporated by reference herein or therein).

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below that have been filed with the SEC (other than current reports or portions thereof on Form 8-K that are furnished rather than filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 27, 2019;

•

the portions of our Definitive Proxy Statement on Schedule 14A, in connection with our 2019 Annual Meeting of Shareholders, filed with the SEC on April  15, 2019, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 1, 2019, July 31, 2019 and October 30, 2019, respectively;

•

our Current Reports on Form 8-K, filed with the SEC on January 3, 2019, February  20, 2019, March  1, 2019, April  4, 2019, May 9, 2019, May  29, 2019, July  1, 2019, July 3, 2019, July  29, 2019, October  3, 2019 and November 13, 2019 (retrospectively revising and recasting the historical consolidated financial statements and other information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018);

•

the description of the common shares representing undivided beneficial interests in the trust and the trust common interests of the company included in our Registration Statement on Form 8-A, filed on October 25, 2010, including any amendment or report filed for the purpose of updating such description;

•

the description of the 7.250% Series A Preferred Shares representing undivided beneficial interests in the trust and the 7.250% Series A Trust Preferred Interests of the company included in our Registration Statement on Form 8-A, filed on June 28, 2017, including any amendment or report filed for the purpose of updating such description; and

•

the description of the 7.875 % Series B Fixed-to-Floating Rate Cumulative Preferred Shares representing undivided beneficial interests in the trust and the 7.875% Series B Fixed-to-Floating Rate Cumulative Trust Preferred Interests of the company included in our Registration Statement on Form 8-A, filed on March 13, 2018, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports or portions thereof on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:

Compass Diversified Holdings

301 Riverside Avenue, Second Floor

Westport, CT 06880

Telephone number (203) 221-1703

Attention: Investor Relations

SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus and in the documents we file with the SEC that are incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” set forth below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus have been rounded and are, therefore, approximate.

Overview

Compass Diversified Holdings, a Delaware statutory trust, which we refer to as the trust, was created in Delaware on November 18, 2005. Compass Group Diversified Holdings LLC, a Delaware limited liability company, which we refer to as the company, was also formed on November 18, 2005. The trust and the company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. The trust is the sole owner of 100% of the trust interests, as defined in our LLC Agreement, of the company, which consist of trust common interests and trust preferred interests. Pursuant to that LLC Agreement, the trust owns an identical number of trust common interests and trust preferred interests in the company as exist for the number of outstanding common shares and preferred shares of the trust, respectively. Accordingly, the holders of our common shares and preferred shares are treated as beneficial owners of trust common interests and trust preferred interests, respectively, in the company and, as such, are subject to tax under partnership income tax provisions.

The company is an operating entity with a board of directors whose corporate governance responsibilities are similar to that of a Delaware corporation. The company’s board of directors oversees the management of the company and our businesses and the performance of Compass Group Management LLC, which we refer to as our manager. Certain members of our manager indirectly own our allocation interests, as defined in our LLC Agreement, through their ownership of a Delaware limited liability company.

We acquire controlling interests in and actively manage businesses that we believe (i) operate in industries with long-term macro-economic growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) have strong management teams largely in place.

Our unique public structure provides investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. Through the acquisition of a diversified group of businesses with these characteristics, we believe we offer investors an opportunity to diversify their own portfolio risk while participating in the ongoing cash flows of those businesses through the receipt of quarterly distributions.

Our disciplined approach to our target market provides opportunities to methodically purchase attractive businesses at values that are accretive to our shareholders. For sellers of businesses, our unique financial structure allows us to acquire businesses efficiently with little or no third-party financing contingencies and, following acquisition, to provide our businesses with substantial access to growth capital.

We believe that private company operators and corporate parents looking to sell their businesses units may consider us an attractive purchaser because of our ability to:

•	provide ongoing strategic and financial support for their businesses;

•	maintain a long-term outlook as to the ownership of those businesses where such an outlook is required for maximization of our shareholders’ return on investment; and

•	consummate transactions efficiently without being dependent on third-party transaction financing.

In particular, we believe that our outlook on length of ownership may alleviate the concern that many private company operators and parent companies may have with regard to their businesses going through multiple sale processes in a short period of time. We believe this outlook reduces both the risk that businesses may be sold at unfavorable points in the overall market cycle and enhances our ability to develop a comprehensive strategy to grow the earnings and cash flows of each of our businesses, which we expect will better enable us to meet our long-term objective of continuing to pay distributions to our shareholders while increasing shareholder value. Finally, it has been our experience that our ability to acquire businesses without the cumbersome delays and conditions typical of third-party transactional financing is appealing to sellers of businesses who are interested in confidentiality and certainty to close.

We believe our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to assess small to middle market businesses available for acquisition. In addition, the flexibility, creativity, experience and expertise of our management team in structuring transactions allows us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

In terms of the businesses in which we have a controlling interest, we believe that these businesses have strong management teams, operate in strong markets with defensible market niches and maintain long standing customer relationships.

Our Manager

We have entered into a management services agreement with Compass Group Management LLC, which we refer to as our manager or CGM, pursuant to which our manager manages the day-to-day operations and affairs of the company and oversees the management and operations of our businesses.

Corporate Structure

The trust is a Delaware statutory trust. Our principal executive offices are located at 301 Riverside Avenue, Second Floor, Westport, Connecticut 06880, and our telephone number is 203-221-1703. Our website is at www.compassdiversifiedholdings.com. The information on our website is not incorporated by reference and is not part of this prospectus.

Each common share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust common interest in the Company, and each preferred share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust preferred interest in the Company. The purpose of the trust is to hold the trust interests of the company, which is one of two classes of equity interests in the company — the trust interests in the form of either trust common interests or trust preferred interests, of which 100% are held by the trust, and allocation interests, of which 100% are held by Sostratus LLC. The trust has the authority to issue common shares in one or more series and preferred shares in one or more classes or series. See the section entitled “Description of Securities” for more information about certain terms of the shares, trust interests and allocation interests.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus or in any prospectus supplement hereto, before making a decision to invest in our securities. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our securities could decline, we may be unable to pay distributions on our securities and you could lose all or part of your investment.

See “Item IA — Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference into this prospectus), as well as the other information contained or incorporated by reference in this prospectus or any prospectus supplement hereto before making a decision to invest in our securities. For information on incorporating our filings into this prospectus, see “Incorporation of Certain Documents by Reference” above.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement or term sheet, we expect to use the net proceeds from our sale of securities under this prospectus for general corporate purposes, including to fund new acquisitions, when and if identified. Additional information on the use of net proceeds from the sale of securities offered by us may be set forth in the prospectus supplement or term sheet relating to such offering. We will not receive any proceeds from the sale of our securities by any selling securityholders.

SELLING SECURITYHOLDERS

This prospectus covers (i) 7,264,333 common shares held by CGI Magyar Holdings, LLC, which is ultimately controlled by Path Spirit Limited, (ii) 1,544,000 common shares held by Concord Equity, Inc., (iii) 64,000.08 common shares held by Alan B. Offenberg, a former chief executive officer and a former director of the company and a former partner of Compass Group Management LLC, or CGM, our manager, (iv) 64,000.08 common shares held by Elias J. Sabo, the chief executive officer and a director of the company, a regular trustee of the trust and a partner of CGM, and (v) 10,666.68 common shares held by David P. Swanson, a partner of CGM. Elias J. Sabo serves as the manager of CGM. These selling securityholders acquired such common shares, directly or indirectly, in conjunction with the closing of our IPO, upon the closing of our acquisition of a controlling interest in Anodyne Medical Device, Inc., in conjunction with the closing of our follow-on offering in May 2007, and upon the closing of our acquisition of CamelBak Products, LLC on August 25, 2011.

Additional information about the above selling securityholders and additional selling securityholders, where applicable, including their respective beneficial ownership of our securities, the number of securities being offered and sold, and the number of securities beneficially owned after the applicable offering, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We and/or any selling securityholders may sell securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us and/or the selling securityholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement or term sheet will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers or agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us and/or the selling securityholders or by agents designated by us or them from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we and/or the selling securityholders will sell securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which the broker or dealer will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction, or in crosses in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and/or the selling securityholders and the sale thereof may be made by us and/or the selling securityholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement or term sheet, we and/or the selling securityholders may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us and/or the selling securityholders at the public offering price set forth in the applicable prospectus supplement or term sheet pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us and/or the selling securityholders to indemnification by us and/or the selling securityholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement or term sheet.

We and/or the selling securityholders may also sell securities through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We and/or the selling securityholders may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or term sheet indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or term sheet, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, or exchangeable for, or representing beneficial interests in such securities, or the return of which is derived in whole or in part from the value of such securities. If so, the third party may use securities received under those sales, forward sales or derivative arrangements or securities pledged by us and/or the selling securityholders or borrowed from us and/or the selling securityholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us and/or the selling securityholders in settlement of those transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us and/or the selling securityholders. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our manager and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities as long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for the securities will be set forth in the accompanying prospectus supplement or term sheet for such securities.

DESCRIPTION OF SECURITIES

The following descriptions of the trust agreement and the LLC agreement are subject to the provisions of the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act. Certain provisions of the trust agreement and the LLC agreement are intended to be consistent with the Delaware General Corporation Law, which we refer to as the DGCL, and the powers of the company, the governance processes and the rights of the trust as the holder of the trust interests and the shareholders of the trust are generally intended to be similar in many respects to those of a typical Delaware corporation under the DGCL, with certain exceptions.

The statements that follow are subject to, and are qualified in their entirety by, reference to all of the provisions of each of the trust agreement and the LLC agreement, which will govern your rights as a holder of the shares and the trust’s rights as a holder of trust interests. Each of our trust agreement and LLC agreement has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed on December 7, 2016.

General

The trust is authorized to issue shares each representing one undivided beneficial interest corresponding to one underlying trust interest in the company held by the trust. Shares of the trust may be common shares, which correspond to underlying trust common interests in the company, or preferred shares, which correspond to trust preferred interests in the company.

The trust interests, which consist of trust common interests and trust preferred interests, are one of two classes of equity interests in the company — the trust interests, of which 100% are held by the trust, and the allocation interests, of which 100% are held by Sostratus LLC.

Common Shares in the Trust

Each common share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust common interest held by the trust. Unless the trust is dissolved, it must remain the holder of 100% of the trust common interests and at all times the company will have outstanding the identical number of trust common interests as the number of outstanding common shares of the trust. Pursuant to the trust agreement, the trust is authorized to issue up to 500,000,000 common shares and the company is authorized to issue a corresponding number of trust common interests. As of November 12, 2019, the trust had 59,900,000 common shares outstanding and the company had an equal number of corresponding trust common interests outstanding. All common shares and trust common interests, when they are issued, will be fully paid and nonassessable. Holders of common shares have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common shares. The rights of the holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future.

Preferred Shares in the Trust

Each preferred share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust preferred interest held by the trust. Unless the trust is dissolved, it must remain the holder of 100% of the trust preferred interests and at all times the company will have outstanding the identical number of trust preferred interests as the number of outstanding preferred shares of the trust. Pursuant to the trust agreement, the trust is authorized to issue up to 50,000,000 preferred shares and the company is authorized to issue a corresponding number of trust preferred interests. As of November 12, 2019, the trust had 4,000,000 7.250% Series A Preferred Shares (the “Series A Preferred Shares”) outstanding and the company had an equal number of trust preferred interests outstanding held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series A Preferred Shares. As of November 12, 2019, the trust had 4,000,000 7.875% Series B Fixed-to-Floating Rate Cumulative Preferred Shares (the “Series B Preferred

Shares”) outstanding and the company had an equal number of trust preferred interests outstanding held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series B Preferred Shares. All preferred shares and trust preferred interests, when they are issued, are and will be fully paid and nonassessable.

The company’s board of directors may determine, without further action by the holders of our shares, the terms, designations, preferences, rights, powers and duties of the preferred shares offered by this prospectus, as reflected in a share designation, including:

•	the right, if any, of such shares to share in the trust’s profits and losses or items thereof;

•

the right, if any, of such shares to share in the trust’s distributions, the dates distributions on such shares will be payable and whether distributions with respect to such shares will be cumulative or non-cumulative;

•	the rights of such shares upon dissolution and liquidation of the trust;

•	whether, and the terms and conditions upon which, the trust may redeem such shares;

•

whether such shares are issued with the privilege of conversion or exchange and, if so, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, or the period or periods during which, such shares will be convertible or exchangeable, and all other terms and conditions upon which the conversion or exchange may be made;

•	the terms and conditions upon which such shares will be issued, evidenced by certificates and assigned or transferred;

•	the method for determining the percentage interest as to such shares;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of such shares;

•	whether there will be restrictions on the issuance of preferred shares of the same class or series or any other class or series; and

•	the right, if any, of the holder of each such share to vote on trust matters, including matters relating to the relative rights, preferences and privileges of such shares.

A share designation (or any resolution of the board of directors of the company amending any share designation) will constitute an amendment to the trust agreement. However, the company’s board of directors will not, without prior shareholder approval, issue or use any preferred shares for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.

Equity Interests in the Company

The company is authorized, pursuant to action by the company’s board of directors, to issue up to 500,000,000 trust common interests in one or more series.

The company is authorized, pursuant to action by the company’s board of directors, to issue up to 50,000,000 trust preferred interests in one or more classes or series, with the terms, designations, preferences, rights, powers and duties of any such trust preferred interests reflected in a trust interest designation.

In addition to the trust common interests and trust preferred interests, which we refer to collectively as the trust interests, the company is authorized, pursuant to action by the company’s board of directors, to issue up to 1,000 allocation interests. In connection with the formation of the company, our manager acquired 100% of the allocation interests so authorized and issued. On June 27, 2013, our manager assigned its allocation interests to Sostratus LLC. All allocation interests are fully paid and nonassessable. Other than the allocation interests held by Sostratus LLC, the company is not authorized to issue any other allocation interests.

Distributions

The company, acting through its board of directors, may declare and pay distributions on the applicable interests of the company, subject to any applicable trust interest designation. Any distributions so declared will be paid on such interests in proportion to the number of such interests held by the holders thereof. The members of our manager currently have a nominal indirect equity interest in the company, which is subject to dilution if additional shares, including the common shares and preferred shares described herein, are offered in the future. The company’s board of directors may, in its sole discretion and at any time, declare and pay distributions from the cash flow available for distributions to the holders of its interests, subject to any applicable trust interest designation.

Upon receipt of any distributions declared and paid by the company, the trust will, pursuant to the terms of the trust agreement, distribute within five business days the whole amount of such distributions in cash to its applicable shareholders, in proportion to their percentage ownership of the common shares or preferred shares on the related record date. The record date for distributions by the company will be the same as the record date for corresponding distributions by the trust.

Certain members of our manager indirectly own allocation interests in the Company through their ownership of Sostratus LLC. The owner of the allocation interests in the company is sometimes referred to herein as the “Allocation Member.” Upon the occurrence of certain events, the company will pay a profit allocation to the Allocation Member, as holder of the allocation interests. See “Certain Relationships and Related Party Transactions” in our definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2019, which is incorporated by reference into this prospectus, for more information about the profit allocation to the Allocation Member.

Voting and Consent Rights

General

Each outstanding share, subject to any applicable share designation, is entitled to one vote on any company matter with respect to which the trust is entitled to vote, as provided in the LLC agreement and as detailed below. Pursuant to the terms of the LLC agreement and the trust agreement, the company will act at the direction of the trust only with respect to those matters subject to vote by the holders of trust interests of the company. The company, as sponsor of the trust, will provide to the trust, for transmittal to shareholders of the trust, the appropriate form of proxy to enable shareholders of the trust to direct, in proportion to their percentage ownership of the shares, the trust’s vote with respect to the trust interests. The trust will vote its trust interests in the same proportion as the vote of holders of the shares. For purposes of this summary, the voting rights of holders of the trust interests of the company that effectively will be exercised by the shareholders of the trust by proxy will be referred to as the voting rights of the holders of the shares.

The LLC agreement provides that the holders of trust interests are entitled, at the annual meeting of members of the company, to vote for the election of all of the directors other than any director appointed by our manager, subject to any applicable trust interest designation. Because neither the trust agreement nor the LLC agreement provides for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a shareholders meeting will effectively be able to elect all the directors of the company standing for election, subject to any applicable share designation or trust interest designation.

The LLC agreement further provides that holders of allocation interests will not be entitled to any voting rights, except that holders of allocation interests will have, in accordance with the terms of the LLC agreement:

•	voting or consent rights in connection with certain anti-takeover provisions, as discussed below;

•	a consent right with respect to the amendment or modification of the provisions providing for distributions to the holders of allocation interests;

•	a consent right to any amendment to the provision entitling the holders of allocation interests to appoint directors who will serve on the board of directors of the company;

•	a consent right with respect to any amendment of the provision of the LLC agreement governing amendments thereof; and

•	a consent right with respect to any amendment that would adversely affect the holders of allocation interests.

Board of Directors Appointee

As holder of the allocation interests, our Allocation Member has the right to appoint one director (or two directors if the board size is increased to nine or more directors) to the company’s board of directors. No such appointed director on the company’s board of directors will be required to stand for election by the shareholders. No such appointed director who is also a member of the company’s management will receive any compensation (other than reimbursements that are permitted for directors) or will have any special voting rights.

Right to Bring a Derivative Action and Enforcement of the Provisions of the LLC Agreement by Holders of the Shares and Our Manager

The trust agreement and the LLC agreement both provide that holders of common shares representing at least ten percent of the outstanding common shares shall have the right to directly institute a legal proceeding against the company to enforce the provisions of the LLC agreement. In addition, the trust agreement and the LLC agreement provide that holders of common shares representing at least ten percent of the outstanding common shares have the right to cause the trust to institute any legal proceeding for any remedy available to the trust, including the bringing of a derivative action in the right of the company under Section 18-1001 of the Delaware Limited Liability Company Act relating to the right to bring derivative actions. Holders of common shares will have the right to direct the time, method and place of conducting such legal proceedings brought by the trust. The Allocation Member, as holder of the allocation interests, has the right to directly institute proceedings against the company to enforce the provisions of the LLC agreement.

Acquisition Exchange and Optional Purchase

The trust agreement and the LLC agreement provide that, if at any time more than 90% of the then outstanding voting shares entitled to vote are beneficially owned by one person, who we refer to as the acquirer and which time we refer to as the control date, such acquirer has the right to cause the trust, acting at the direction of the company’s board of directors, to mandatorily exchange all shares then outstanding for an equal number of underlying trust interests, which we refer to as an acquisition exchange, and dissolve the trust. The company, as sponsor of the trust, will cause the transfer agent of the shares to mail a copy of notice of such acquisition exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for underlying trust interests. Upon the completion of such acquisition exchange, each holder of shares immediately prior to the completion of the acquisition exchange will be admitted to the company as a member in respect of an equal number of underlying trust interests and the trust will cease to be a member of the company.

The LLC agreement provides that, following such exchange, the acquirer shall have the right to purchase at the offer price, as defined in the LLC agreement, from the other holders of trust interests for cash all, but not less than all, of the outstanding trust interests that the acquirer does not own as of the control date. While this provision of the LLC agreement provides for a fair price requirement, the LLC agreement does not provide members with appraisal rights to which shareholders of a Delaware corporation would be entitled under Section 262 of the DGCL. The acquirer can exercise its right to effect such purchase by delivering notice to the company and the transfer agent of its election to make the purchase not less than 60 days prior to the control date. The company will cause the transfer agent to mail the notice of the purchase to the record holders of the trust interests at least 30 days prior to the control date. We refer to the date of purchase as the purchase date.

Voluntary Exchange

The trust agreement and the LLC agreement provide that in the event the company’s board of directors determines that:

•	the trust or the company, or both, is, or is reasonably likely to be, treated as a corporation for United States federal income tax purposes, or

•	the existence of the trust otherwise results, or is reasonably likely to result, in a material tax detriment to the trust, the holders of shares, the company or any of the members,

the company, as sponsor of the trust, shall cause the trust to exchange all shares then outstanding for an equal number of underlying trust interests and dissolve the trust. We refer to such an exchange as a voluntary exchange. The company, as sponsor of the trust, will cause the transfer agent for the shares to mail a copy of notice of such voluntary exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for underlying trust interests. Upon the completion of such voluntary exchange, each holder of shares immediately prior to the completion of the voluntary exchange will be admitted to the company as a member in respect of an equal number of underlying trust interests and the trust will cease to be a member of the company.

Election by the Company

In circumstances where the trust has been dissolved, the LLC agreement provides that the company’s board of directors may, without the consent or vote of holders of trust interests, cause the company to elect to be treated as a corporation for United States federal income tax purposes only if the board receives an opinion from a nationally recognized financial adviser to the effect that the market valuation of the company is expected to be significantly lower as a result of the company continuing to be treated as a partnership for United States federal income tax purposes than if the company instead elected to be treated as a corporation for United States federal income tax purposes.

Dissolution of the Trust and the Company

The LLC agreement provides for the dissolution and winding up of the company upon the occurrence of:

•

the adoption of a resolution by a majority vote of the company’s board of directors approving the dissolution, winding up and liquidation of the company and the approval of such action by the affirmative vote of the holders of a majority of the outstanding trust interests entitled to vote thereon;

•	the unanimous vote of the holders of the outstanding trust interests entitled to vote to dissolve, wind up and liquidate the company;

•

a judicial determination that an event has occurred that makes it not reasonably practical to carry on the business of the company in conformity with the LLC agreement as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

•

the termination of the legal existence of the last remaining member of the company or the occurrence of any other event that terminates the continued membership of the last remaining member of the company, unless the company is continued without dissolution in a manner provided under the LLC agreement or the Delaware Limited Liability Company Act.

The trust agreement provides for the dissolution and winding up of the trust upon the occurrence of:

•	an acquisition exchange or a voluntary exchange;

•	the filing of a certificate of cancellation of the company or its failure to revive its certificate of formation within 10 days following revocation of the company’s certificate of formation;

•	the entry of a decree of judicial dissolution by a court of competent jurisdiction over the company or the trust; or

•	the written election of the company.

We refer to these events as dissolution events. Following the occurrence of a dissolution event with respect to the trust, each share will be mandatorily exchanged for an underlying trust interest of the company. Upon dissolution of the company in accordance with the terms of the LLC agreement, the then holders of trust interests will be entitled to share in the assets of the company legally available for distribution following payment to creditors, subject to any applicable trust interest designation, in accordance with the positive balance in such holders’ capital accounts required by the LLC agreement, including any applicable trust interest designation, after giving effect to all contributions, distributions and allocations for all periods.

Description of Series A Preferred Shares

General

On June 28, 2017, the trust executed a share designation (the “Series A Share Designation”) to designate 4,600,000 shares of the preferred shares of the trust, no par value, as the Series A Preferred Shares with the powers, designations, preferences and other rights as set forth therein. The Series A Share Designation is incorporated herein by reference. On June 28, 2017, we issued 4,000,000 shares of the Series A Preferred Shares, all of which remain outstanding as of November 12, 2019. The Series A Preferred Shares are listed on the New York Stock Exchange under the symbol “CODI PR A.”

Distributions

Distributions on the Series A Preferred Shares are payable when, as and if declared by the board of directors of the company out of funds legally available, at a rate per annum equal to 7.250% of the $25.00 liquidation preference per share. Distributions on the Series A Preferred Shares are payable quarterly on January 30, April 30, July 30 and October 30 of each year, when, as and if declared by the board of directors of the company in its sole discretion. If any of those dates is not a business day, then distributions are payable on the next succeeding business day. Distributions on the Series A Preferred Shares are non-cumulative. Accordingly, if the board of directors of the company does not declare a distribution before the scheduled record date for any distribution period, the trust will not make a distribution in that distribution period, whether or not distributions on the Series A Preferred Shares are declared or paid for any future distribution period.

The Series A Preferred Shares rank junior to the allocation interests to the extent provided in the LLC agreement, and senior to the common shares to the extent provided in the trust agreement, with respect to the payment of distributions. Unless distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Shares for a quarterly distribution period, no distribution may be declared or paid or set apart for payment on the common shares (or on any other shares that the trust has, or may in the future, issue ranking, as to the payment of distributions, junior to the Series A Preferred Shares (together with the common shares, “Series A junior shares”)) for the remainder of that quarterly distribution period, other than distributions paid in Series A junior shares or options, warrants or rights to subscribe for or purchase Series A junior shares, and we and our subsidiaries may not directly or indirectly repurchase, redeem or otherwise acquire for consideration common shares (or any Series A junior shares). However, for a subsequent distribution period, payments on Series A junior shares can be made again as long as distributions have been made on the Series A Preferred Shares for that period (even if no distributions have been made in one or more prior periods).

The board of directors of the company, or a duly authorized committee thereof, may, in its discretion, choose to cause the trust to pay distributions on the Series A Preferred Shares without the payment of any distributions on any Series A junior shares. No distributions may be declared or paid or set apart for payment on any Series A Preferred Shares if at the same time any arrears exist or default exists in the payment of distributions on any outstanding series of Series A senior shares (defined below), if any are issued.

When distributions are not paid (or duly provided for) on any distribution payment date (or, in the case of Series A parity shares (as defined below) having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Shares, on a distribution payment date falling within the related distribution period (as defined below) for the Series A Preferred Shares) in full upon the Series A Preferred Shares or any Series A parity shares, all distributions declared upon the Series A Preferred Shares and all such Series A parity shares payable on such distribution payment date (or, in the case of Series A parity shares having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Shares, on a distribution payment date falling within the related distribution period for the Series A Preferred Shares) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per share on the Series A Preferred Shares and all unpaid distributions, including any accumulations, on all Series A parity shares payable on such distribution payment date (or in the case of Series A parity shares having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Shares, on a distribution payment date falling within the related distribution period for the Series A Preferred Shares) bear to each other.

Ranking

The Series A Preferred Shares rank senior to the Series A junior shares with respect to payment of distributions and distribution of the trust’s assets upon the trust’s liquidation, dissolution or winding up. The Series A Preferred Shares rank equally with any equity securities, including our Series B Preferred Shares and other preferred shares, that the trust may issue in the future, the terms of which provide that such securities will rank equally with the Series A Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (“Series A parity shares”). The Series A Preferred Shares rank junior to (i) all of the trust’s existing and future indebtedness, and (ii) any of the trust’s equity securities, including preferred shares, that the trust or the company may issue in the future, the terms of which provide that such securities will rank senior to the Series A Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (such equity securities, “Series A senior shares”). The Series A Preferred Shares rank junior to the company’s allocation interests with respect to the payment of distributions prior to dissolution of the company, and equally with the company’s allocation interests upon liquidation, dissolution or winding up of the company or the trust; provided however that the rights allocated to the allocation interest may reduce the amount distributable to the Series A Preferred Shares upon the liquidation, dissolution or winding up of the trust. Other than the company’s allocation interests, there are no Series A senior shares or interests in the company outstanding.

Maturity

The Series A Preferred Shares do not have a maturity date, and the trust is not required to redeem or repurchase the Series A Preferred Shares. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely unless the board of directors of the company decides to cause the trust to redeem or repurchase them.

Redemption

The trust may not redeem the Series A Preferred Shares prior to July 30, 2022, except under circumstances resulting in the trust or the company being treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise becoming subject to U.S. federal income tax. On or after July 30, 2022, the board of directors of the company may cause the trust, at its option, out of funds legally available to redeem the Series A Preferred Shares, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a price of $25.00 per Series A Preferred Share plus any accumulated and unpaid distributions thereon, if any, to, but excluding, the redemption date, without payment of any undeclared distributions. Holders of the Series A Preferred Shares have no right to require the redemption of the Series A Preferred Shares.

Repurchase at the Option of Holders

If a Series A Fundamental Change (as defined below) occurs, unless, prior to or concurrently with the time the board of directors of the company is required to cause the trust to make a Series A Fundamental Change Offer (as described below), the board of directors of the company has caused the company to previously or concurrently mail or transmit electronically a redemption notice with respect to all of the outstanding Series A Preferred Shares, the board of directors of the company will cause the trust to make an offer to purchase all of the Series A Preferred Shares pursuant to the offer described below (the “Series A Fundamental Change Offer”), out of funds received by the trust on the Series A trust preferred interests and legally available, at a price in cash of $25.25 per Series A Preferred Share, plus declared and unpaid distributions to, but excluding, the Series A Fundamental Change payment date, without payment of any undeclared distributions. If (i) a Series A Fundamental Change occurs and (ii) (x) we do not give notice prior to the 31st day following the Series A Fundamental Change of either (1) a Series A Fundamental Change Offer or (2) the intention to redeem all the outstanding Series A Preferred Shares or (y) we default upon our obligation to repurchase or redeem the Series A Preferred Shares on the Series A Fundamental Change payment date or redemption date, the distribution rate per annum on the Series A Preferred Shares will increase by 5.00%, beginning on the 31st day following such Series A Fundamental Change. “Series A Fundamental Change” means (i) the Series A Preferred Shares cease to be listed on a U.S. national securities exchange for a period of 20 consecutive trading days or (ii) the company and the trust are no longer subject to, and are not voluntarily filing the annual reports, information, documents and other reports that the company and the trust would be so required to file if so subject to, the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Voting Rights

Holders of the Series A Preferred Shares generally have no voting rights. However, if and whenever six quarterly distributions (whether or not consecutive) payable on the Series A Preferred Shares have not been declared and paid (a “Nonpayment”), the number of directors then constituting the board of directors of the company will be increased by two and the holders of the Series A Preferred Shares, voting together as a single class with the holders of any other series of Series A parity shares then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the “Series A voting preferred shares”), will have the right to elect these two additional directors at a meeting of the holders of the Series A Preferred Shares and such other Series A voting preferred shares. When quarterly distributions have been declared and paid on the Series A Preferred Shares for four consecutive quarters following the Nonpayment, the right of the holders of the Series A Preferred Shares and any other Series A voting preferred shares to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting the board of directors of the company will be reduced accordingly. However, the right of the holders of the Series A Preferred Shares and any other Series A voting preferred shares to elect two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Shares and all other series of Series A voting preferred shares, acting as a single class regardless of series, at a meeting of shareholders, is required in order (i) to amend, alter or repeal any provisions of the trust agreement relating to the Series A Preferred Shares or other series of Series A voting preferred shares, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Shares or other series of Series A voting preferred shares, unless in connection with any such amendment, alteration or repeal, each Series A Preferred Share and any other voting preferred share remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series A Preferred Shares or any other series of Series A voting preferred shares, as the case may be, or (ii) to authorize, create or increase the authorized amount of, any class or series of preferred shares having rights senior to the Series A Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up; provided, however, that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of Series A voting preferred shares (including the Series A Preferred Shares for this purpose), only the consent of the holders of at least two-thirds of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Series A voting preferred shares (including the Series A Preferred Shares for this purpose) as a class.

Amount Payable in Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the trust (other than in the case of a voluntary exchange or acquisition exchange (as defined in the trust agreement) of preferred shares for trust preferred interests) (“Liquidation”), each holder of the Series A Preferred Shares will be entitled to a payment out of the trust’s assets available for distribution to the holders of the Series A Preferred Shares following the satisfaction of all claims ranking senior to the Series A Preferred Shares. Such payment will be equal to their preferred capital account balance (the “Series A Preferred Share Liquidation Value”).

The capital account balance for each Series A Preferred Share was equal $25.00 initially and is increased each year by an allocation of gross income (excluding capital gains) recognized by us (including any gross income recognized in the year of Liquidation). The allocations of gross income to the capital account balances for the Series A Preferred Shares in any year will not exceed the sum of the amount of distributions paid on the Series A Preferred Shares during such year. If the board of directors of the company declares a distribution on the Series A Preferred Shares, the amount of the distribution paid on each such Series A Preferred Share will be deducted from the capital account balance for such Series A Preferred Share, whether or not such capital account balance received an allocation of gross income in respect of such distribution. The allocation of gross income to the capital account balances for the Series A Preferred Shares is intended to entitle the holders of the Series A Preferred Shares to a preference over the holders of outstanding common shares upon the trust’s Liquidation, to the extent required to permit each holder of a Series A Preferred Share to receive the Series A Preferred Share Liquidation Value in respect of such share. In addition, a special allocation of gross income (from any source) in the year of Liquidation will be made if necessary so that a holder’s preferred capital account balance equals the Series A Preferred Share Liquidation Value. If, however, the trust were to have insufficient gross income to achieve this result, then the amount that a holder of Series A Preferred Shares would receive upon liquidation may be less than the Series A Preferred Share Liquidation Value.

After each holder of Series A Preferred Shares receives a payment equal to the capital account balance for such holder’s shares (even if such payment is less than the Series A Preferred Share Liquidation Value of such holder’s shares), holders will not be entitled to any further participation in any distribution of the trust’s assets.

Conversion

The Series A Preferred Shares are not convertible into common shares or any other class or series of shares or any other security.

Series A Trust Preferred Interests

Each Series A Preferred Share corresponds to one underlying trust preferred interest of the company held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series A Preferred Shares (the “Series A Preferred Trust Interests”). Unless the trust is dissolved, it must remain the holder of 100% of the company’s trust interests, including the Series A Preferred Trust Interests, and, at all times, the trust will have outstanding the identical number of common shares and preferred shares, including the Series A Preferred Shares, as the number of outstanding trust common interests and trust preferred interests, including the Series A Preferred Trust Interests, of the company that are of the corresponding class and series.

Description of Series B Preferred Shares

General

On March 13, 2018, the trust executed a share designation (the “Series B Share Designation”) to designate 4,600,000 shares of the preferred shares of the trust, no par value, as the Series B Preferred Shares with the powers, designations, preferences and other rights as set forth therein. The Series B Share Designation is incorporated herein by reference. On March 13, 2018, we issued 4,000,000 shares of the Series B Preferred Shares, all of which remain outstanding as of November 12, 2019. The Series B Preferred Shares are listed on the New York Stock Exchange under the symbol “CODI PR B.”

Distributions

Holders of Series B Preferred Shares are entitled to receive, when, as and if declared by the board of directors of the company, cumulative cash distributions on the liquidation preference of the Series B Preferred Shares at a rate equal to (1) 7.875% per annum of the liquidation preference per share for each quarterly distribution period from the original issue date of the Series B Preferred Shares to, but excluding, April 30, 2028, and (2) the then applicable three-month LIBOR plus a spread of 4.985% per annum of the liquidation preference per share for each quarterly distribution period from April 30, 2028 through the redemption date of the Series B Preferred Shares, if any. In the event we issue additional Series B Preferred Shares, distributions on such additional shares will accrue from the original issuance date of such additional shares. Distributions on the Series B Preferred Shares accumulate daily and are cumulative from, and including, the date of original issuance. The distributions payable on any distribution payment date include distributions accumulated to, but not including, such distribution payment date. Distributions on the Series B Preferred Shares are payable quarterly, in arrears, on January 30, April 30, July 30 and October 30 of each year. Declared distributions are payable on the relevant distribution payment date to holders of record as they appear on our share register at the close of business, New York City time, on the January 15, April 15, July 15 and October 15, as the case may be, immediately preceding the relevant distribution payment date. These record dates apply regardless of whether a particular record date is a business day, provided that if the record date is not a business day, the declared distributions are payable on the relevant distribution payment date to holders of record as they appear on the trust’s share register at the close of business, New York City time, on the business day immediately preceding such record date.

Distributions on the Series B Preferred Shares accumulate whether or not (i) the terms and provisions of any laws or agreements referred to in the preceding paragraph at any time prohibit the current payment of distributions, (ii) we have earnings, (iii) there are funds legally available for the payment of those distributions and (iv) those distributions are declared. No interest, or sum in lieu of interest, is payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears, and holders of Series B Preferred Shares are not entitled to any distributions in excess of full cumulative distributions described above. Any distribution payment made on the Series B Preferred Shares will first be credited against the earliest accumulated but unpaid distribution due with respect to those shares.

The Series B Preferred Shares rank junior to the allocation interests to the extent provided in the LLC agreement, and senior to the common shares to the extent provided in the trust agreement, with respect to the payment of distributions. Unless full cumulative distributions on the Series B Preferred Shares have been or contemporaneously are declared and paid or declared and set apart for payment on the Series B Preferred Shares for all past distribution periods, no distribution may be declared or paid or set apart for payment on the common shares (or on any other shares that the trust may issue in the future ranking, as to the payment of distributions, junior to the Series B Preferred Shares (together with the common shares, “Series B junior shares”)), other than distributions paid in Series B junior shares or options, warrants or rights to subscribe for or purchase Series B junior shares, and we and our subsidiaries may not directly or indirectly repurchase, redeem or otherwise acquire for consideration common shares (or any Series B junior shares).

The board of directors of the company, or a duly authorized committee thereof, may, in its discretion, choose to cause the trust to pay distributions on the Series B Preferred Shares without the payment of any distributions on any Series B junior shares. No distributions may be declared or paid or set apart for payment on any Series B Preferred Shares if at the same time any arrears exist or default exists in the payment of distributions on any outstanding series of Series B senior shares (defined below), if any are issued.

When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and our Series B parity shares (as defined below), all distributions declared upon the Series B Preferred Shares and such Series B parity shares must be declared pro rata so that the amount of distributions declared per Series B Preferred Share and such Series B parity shares will in all cases bear to each other the same ratio that accumulated distributions per share on the Series B Preferred Shares and such Series B parity shares (which will not include any accrual in respect of unpaid distributions for prior distribution periods if such other Series B parity shares do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears.

Ranking

The Series B Preferred Shares rank senior to the Series B junior shares with respect to payment of distributions and distribution of the trust’s assets upon the trust’s liquidation, dissolution or winding up. The Series B Preferred Shares rank equally with any equity securities, including our Series A Preferred Shares and other preferred shares, that the trust may issue in the future, the terms of which provide that such securities will rank equally with the Series B Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (“Series B parity shares”). The Series B Preferred Shares rank junior to (i) all of the trust’s existing and future indebtedness, and (ii) any of the trust’s equity securities, including preferred shares, that the trust or the company may issue in the future, the terms of which provide that such securities will rank senior to the Series B Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (such equity securities, “Series B senior shares”). The Series B Preferred Shares rank junior to the company’s allocation interests with respect to the payment of distributions prior to dissolution of the company, and equally with the company’s allocation interests upon liquidation, dissolution or winding up of the company or the trust; provided however that the rights allocated to the allocation interest may reduce the amount distributable to the Series B Preferred Shares upon the liquidation, dissolution or winding up of the trust. Other than the company’s allocation interests, there are no Series B senior shares or interests in the company outstanding.

Maturity

The Series B Preferred Shares do not have a maturity date, and the trust is not required to redeem or repurchase the Series B Preferred Shares. Accordingly, the Series B Preferred Shares will remain outstanding indefinitely unless the board of directors of the company decides to cause the trust to redeem or repurchase them.

Redemption

The trust may not redeem the Series B Preferred Shares prior to April 30, 2028, except under circumstances resulting in the trust or the company being treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise becoming subject to U.S. federal income tax. On or after April 30, 2028, the board of directors of the company may cause the trust, at its option, out of funds legally available to redeem the Series B Preferred Shares, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a price of $25.00 per Series B Preferred Share plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date.

Immediately prior to any redemption of Series B Preferred Shares, we will pay, in cash, any accumulated and unpaid distributions to, but excluding, the redemption date, unless a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, in which case each holder of Series B

Preferred Shares at the close of business on such distribution record date will be entitled to the distribution payable on such shares on the corresponding distribution payment date notwithstanding the redemption of such shares before such distribution payment date. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on the Series B Preferred Shares to be redeemed.

Unless full cumulative distributions on all Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past distribution periods, no Series B Preferred Shares may be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our common stock or other Series B junior shares we may issue or pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and all Series B parity shares).

Holders of the Series B Preferred Shares have no right to require the redemption of the Series B Preferred Shares.

Repurchase at the Option of Holders

If a Series B Fundamental Change (as defined below) occurs, unless, prior to or concurrently with the time the board of directors of the company is required to cause the trust to make a Series B Fundamental Change Offer (as described below), the board of directors of the company has caused the company to previously or concurrently mail or transmit electronically a redemption notice with respect to all of the outstanding Series B Preferred Shares, the board of directors of the company will cause the trust to make an offer to purchase all of the Series B Preferred Shares pursuant to the offer described below (the “Series B Fundamental Change Offer”), out of funds received by the trust on the Series B trust preferred interests and legally available, at a price in cash of $25.25 per Series B Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the Series B Fundamental Change payment date. If (i) a Series B Fundamental Change occurs and (ii) (x) we do not give notice prior to the 31st day following the Series B Fundamental Change of either (1) a Series B Fundamental Change Offer or (2) the intention to redeem all the outstanding Series B Preferred Shares or (y) we default upon our obligation to repurchase or redeem the Series B Preferred Shares on the Series B Fundamental Change payment date or redemption date, the distribution rate per annum on the Series B Preferred Shares will increase by 5.00%, beginning on the 31st day following such Series B Fundamental Change. “Series B Fundamental Change” means (i) the Series B Preferred Shares cease to be listed on a U.S. national securities exchange for a period of 20 consecutive trading days or (ii) the company and the trust are no longer subject to, and are not voluntarily filing the annual reports, information, documents and other reports that the company and the trust would be so required to file if so subject to, the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Voting Rights

Holders of the Series B Preferred Shares generally have no voting rights. However, if and whenever distributions on any Series B Preferred Shares are in arrears for six or more full quarterly distribution periods (whether or not consecutive), the number of directors then constituting the board of directors of the company will be increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Series B parity shares upon which like voting rights have been conferred and are exercisable) and the holders of the Series B Preferred Shares, voting together as a single class with the holders of any other series of Series B parity shares then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the “Series B voting preferred shares”), will have the right to elect these two additional directors at a meeting of the holders of the Series B Preferred Shares and such other Series B voting preferred shares. When all distributions accumulated on the Series B Preferred Shares for all past distribution periods and the then current distribution period have been fully paid, the right of the holders of the

Series B Preferred Shares and any other Series B voting preferred shares to elect these two additional directors will cease and, unless there are other classes or series of Series B parity shares upon which like voting rights have been conferred and are exercisable, the terms of office of these two directors will terminate and the number of directors constituting the board of directors of the company will be reduced accordingly.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series B Preferred Shares and all other series of Series B voting preferred shares, acting as a single class regardless of series, at a meeting of shareholders, is required in order (i) to amend, alter or repeal any provisions of the trust agreement relating to the Series B Preferred Shares or other series of Series B voting preferred shares, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series B Preferred Shares or other series of Series B voting preferred shares, unless in connection with any such amendment, alteration or repeal, each Series B Preferred Share and any other Series B voting preferred share remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series B Preferred Shares or any other series of Series B voting preferred shares, as the case may be, or (ii) to authorize, create or increase the authorized amount of, any class or series of preferred shares having rights senior to the Series B Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up; provided, however, that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of Series B voting preferred shares (including the Series B Preferred Shares for this purpose), only the consent of the holders of at least two-thirds of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Series B voting preferred shares (including the Series B Preferred Shares for this purpose) as a class.

Amount Payable in Liquidation

Upon any Liquidation, each holder of the Series B Preferred Shares will be entitled to a payment out of the trust’s assets available for distribution to the holders of the Series B Preferred Shares following the satisfaction of all claims ranking senior to the Series B Preferred Shares. Such payment will be equal to their preferred capital account balance (the “Series B Preferred Share Liquidation Value”).

The capital account balance for each Series B Preferred Share was equal $25.00 initially and is increased each year by an allocation of gross income (excluding capital gains) recognized by us (including any gross income recognized in the year of Liquidation). The allocations of gross income to the capital account balances for the Series B Preferred Shares in any year will not exceed the sum of the amount of distributions paid on the Series B Preferred Shares during such year. If the board of directors of the company declares a distribution on the Series B Preferred Shares, the amount of the distribution paid on each such Series B Preferred Share will be deducted from the capital account balance for such Series B Preferred Share, whether or not such capital account balance received an allocation of gross income in respect of such distribution. The allocation of gross income to the capital account balances for the Series B Preferred Shares is intended to entitle the holders of the Series B Preferred Shares to a preference over the holders of outstanding common shares upon the trust’s Liquidation, to the extent required to permit each holder of a Series B Preferred Share to receive the Series B Preferred Share Liquidation Value in respect of such share. In addition, a special allocation of gross income (from any source) in the year of Liquidation will be made if necessary so that a holder’s preferred capital account balance equals the Series B Preferred Share Liquidation Value. If, however, the trust were to have insufficient gross income to achieve this result, then the amount that a holder of Series B Preferred Shares would receive upon liquidation may be less than the Series B Preferred Share Liquidation Value.

After each holder of Series B Preferred Shares receives a payment equal to the capital account balance for such holder’s shares (even if such payment is less than the Series B Preferred Share Liquidation Value of such holder’s shares), holders will not be entitled to any further participation in any distribution of the trust’s assets.

Conversion

The Series B Preferred Shares are not convertible into common shares or any other class or series of shares or any other security.

Series B Trust Preferred Interests

Each Series B Preferred Share corresponds to one underlying trust preferred interest of the company held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series B Preferred Shares (the “Series B Preferred Trust Interests”). Unless the trust is dissolved, it must remain the holder of 100% of the company’s trust interests, including the Series B Preferred Trust Interests, and, at all times, the trust will have outstanding the identical number of common shares and preferred shares, including the Series B Preferred Shares, as the number of outstanding trust common interests and trust preferred interests, including the Series B Preferred Trust Interests, of the company that are of the corresponding class and series.

Anti-Takeover Provisions

Certain provisions of the management services agreement, the trust agreement and the LLC agreement may make it more difficult for third parties to acquire control of the trust and the company by various means. These provisions could deprive the shareholders of the trust of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

•	protect our manager and its economic interests in the company;

•	protect the position of our manager and its rights to manage the business and affairs of the company under the management services agreement;

•	enhance the likelihood of continuity and stability in the composition of the company’s board of directors and in the policies formulated by the company’s board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control of the trust and the company;

•	discourage certain tactics that may be used in proxy fights;

•

encourage persons seeking to acquire control of the trust and the company to consult first with the company’s board of directors to negotiate the terms of any proposed business combination or offer; and

•

reduce the vulnerability of the trust and the company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to shareholders of the trust.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of the company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by the company in certain limited circumstances.

Furthermore, our manager has the right to resign and terminate the management services agreement upon 180 days’ notice. Upon the termination of the management services agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement will resign their respective position with the company and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any appointed director may continue serving on the company’s board of directors subject to our Allocation Member’s continued ownership of the allocation interests.

If we terminate the management services agreement, the company and the trust will agree, and the company will agree to cause its businesses, to cease using the term “Compass,” including any trademarks based on the name of the company and trust owned by our manager, entirely in their businesses and operations within 180 days of such termination. This agreement would require the trust, the company and its businesses to change their names to remove any reference to the term “Compass” or any trademarks owned by our manager.

Anti-Takeover Provisions in the Trust Agreement and the LLC Agreement

A number of provisions of the trust agreement and the LLC agreement also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the trust and the company. The trust agreement and the LLC agreement prohibit the merger or consolidation of the trust and the company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of the trust’s or the company’s property or assets unless, in each case, the company’s board of directors adopts a resolution by a majority vote approving such action and unless (i) in the case of the company, such action is approved by the affirmative vote of the holders of a majority of each of the outstanding trust interests and allocation interests entitled to vote thereon or (ii) in the case of the trust, such action is approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

In addition, the trust agreement and the LLC agreement each contain provisions based on Section 203 of the DGCL which prohibit the company and the trust from engaging in a business combination with an interested shareholder unless (i) in the case of the company, such business combination is approved by the affirmative vote of the holders of 66 2/3% of each of the outstanding trust interests and allocation interests entitled to vote thereon ,or (ii) in the case of the trust, such business combination is approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares entitled to vote thereon, in each case, excluding shares or trust interests, as the case may be, held by the interested shareholder or any affiliate or associate of the interested shareholder.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the LLC agreement authorizes the company’s board of directors to fill vacancies. This provision could prevent a shareholder of the trust from effectively obtaining an indirect majority representation on the company’s board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The LLC agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of 85% of the outstanding trust interests entitled to vote thereon that so elected or appointed such director. An appointed director may only be removed by the Allocation Member, as holder of the allocation interests.

The trust agreement does not permit holders of the shares to act by written consent. Instead, shareholders may only take action via proxy, which, when the action relates to the trust’s exercise of its rights as a member of the company, may be presented at a duly called annual or special meeting of members of the company and will constitute the vote of the trust. For so long as the trust remains the sole owner of the trust interests, the trust will act as a member of the company by written consent, including to vote its trust interests in a manner that reflects the vote by proxy of the holders of the shares. Furthermore, the trust agreement and the LLC agreement provide that special meetings may only be called by the chairman of the company’s board of directors or by resolution adopted by the company’s board of directors.

The trust agreement and the LLC agreement also provide that members, or holders of shares, subject to any applicable share designation or trust interest designation, seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of members of the company, must provide notice thereof in writing to the company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of members or as otherwise required by requirements of the Exchange Act. In addition, the member or holder of shares furnishing such notice must be a member or shareholder, as the case may be, of record on both (i) the date of delivering such notice and (ii) the record date for the determination of members or shareholders, as the case may be, entitled to vote at such meeting. The trust agreement and the LLC agreement specify certain requirements as to the form and content of a member’s or shareholder’s notice, as the case may be. These provisions may preclude members or holders of shares from bringing matters before members or holders of shares at an annual meeting or from making nominations for directors at an annual or special meeting of members.

The company’s board of directors is divided into three classes serving staggered three-year terms, which effectively requires at least two election cycles for a majority of the company’s board of directors to be replaced. See our definitive Proxy Statement on Schedule 14A filed on April 15, 2019, which is incorporated by reference into this prospectus, for more information about the company’s board of directors. In addition, the Allocation Member has certain rights with respect to appointing one or more directors, as discussed above.

Authorized but unissued shares are available for future issuance, without approval of the shareholders of the trust. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for employees of the company or its businesses. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of the trust by means of a proxy contest, tender offer, merger or otherwise. However, the company’s board of directors will not, without prior shareholder approval, issue or use any preferred shares for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.

In addition, the company’s board of directors has broad authority to amend the trust agreement and the LLC agreement, as discussed below. The company’s board of directors could, in the future, choose to amend the trust agreement or the LLC agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Amendment of the LLC Agreement

The LLC agreement (including the distribution provisions thereof) may be amended only by a majority vote of the board of directors of the company, except that amending the following provisions requires an affirmative vote of at least a majority of the outstanding trust interests entitled to vote thereon:

•	the purpose or powers of the company;

•	the authorization of an increase in trust interests;

•	the distribution rights of the trust interests;

•	the provisions regarding the right to acquire trust interests after an acquisition exchange described above;

•	the right of holders of shares to enforce the LLC agreement or to institute any legal proceeding for any remedy available to the trust;

•	the hiring of a replacement manager following the termination of the management services agreement;

•	the merger or consolidation of the company, the sale, lease or exchange of all or substantially all of the company’s assets and certain other business combinations or transactions;

•	the right of holders of trust interests to vote on the dissolution, winding up and liquidation of the company; and

•	the provision of the LLC agreement governing amendments thereof.

provided, however, that the company’s board of directors may, without the vote of any outstanding trust interests, adopt any trust interest designation setting forth the terms of the trust preferred interests to be issued, which will amend the LLC agreement, and the board of directors, without the vote of any outstanding trust interests, may otherwise amend the LLC agreement to the extent the board of directors determines that it is necessary or desirable in order to effectuate any issuance of trust preferred interests.

In addition, the Allocation Member, as holder of the allocation interests, will have the rights specified above under “— Voting and Consent Rights.”

Amendment of the Trust Agreement

The trust agreement may be amended, revised, supplemented or otherwise modified, and provisions of the trust agreement waived by the company, as sponsor of the trust, and the regular trustees acting at the company’s direction. However, the company may not, without the affirmative vote of a majority of the outstanding shares entitled to vote thereon, enter into or consent to any modification or waiver of the provisions of the trust agreement that would:

•	cause the trust to fail or cease to qualify for the exemption from the status of an “investment company” under the Investment Company Act;

•

cause the trust to issue a class of common equity securities other than the common shares (as described above under “— Common Shares in the Trust”), or issue any debt securities or any derivative securities or amend the provision of the trust agreement prohibiting any such issuances;

•

affect the exclusive and absolute right of our shareholders entitled to vote to direct the voting of the trust, as a member of the company, with respect to all matters reserved for the vote of members of the company pursuant to the LLC agreement;

•	effect the merger or consolidation of the trust, the sale, lease or exchange of all or substantially all of the trust’s property or assets and certain other business combinations or transactions;

•	amend the distribution rights of the shares;

•	increase the number of authorized shares; or

•	amend the provisions of the trust agreement governing the amendment thereof.

provided, however, that the company’s board of directors may, without the vote of any outstanding shares, adopt any share designation setting forth the terms of the preferred shares to be issued, which will amend the trust agreement, and the board of directors, without the vote of any outstanding shares, may otherwise amend the trust agreement to the extent the board of directors determines that it is necessary or desirable in order to effectuate any issuance of preferred shares.

Trustees

Messrs. Elias J. Sabo and Ryan J. Faulkingham currently serve as the regular trustees of the trust, and BNY Mellon Trust of Delaware currently serves as the Delaware trustee of the trust.

Transfer Agent and Registrar

The transfer agent and registrar for the shares and the trust interests is Broadridge Corporate Issuer Solutions, Inc.

Our common shares are listed on the New York Stock Exchange under the symbol “CODI.” Our 7.250% Series A Preferred Shares and the 7.875 % Series B Fixed-to-Floating Rate Cumulative Preferred Shares are listed on the New York Stock Exchange under the symbols “CODI PR A” and “CODI PR B”, respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations associated with the purchase, ownership and disposition of shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, currently applicable United States Treasury Regulations, which we refer to as Regulations, and judicial and administrative rulings as of the date hereof. This summary is not binding upon the Internal Revenue Service, which we refer to as the IRS, and no rulings have been or will be sought from the IRS regarding any matters discussed in this summary. In that regard, there can be no assurance that positions taken with respect to, for example, the status of the trust as a publicly traded partnership exempt from taxation as a corporation, will not be challenged by the IRS. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the tax consequences, possibly on a retroactive basis.

This summary deals only with shares of the trust that are held as capital assets by holders who acquire the shares upon original issuance and does not address (except to the limited extent described below) special situations, such as those of:

•	brokers and dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	insurance companies;

•	persons holding shares as a part of a hedging, integrated or conversion transaction or a straddle, or as part of any other risk reduction transaction;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•	persons liable for alternative minimum tax.

A “U.S. holder” of shares means a beneficial owner of shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a partnership (or other entity treated as a partnership for tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, the interests in which are owned only by U.S. persons;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a federal, state or local court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. holder” of shares means a beneficial owner of shares that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the trust, the tax treatment of any non-U.S. partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a non-U.S. partner of a partnership (or similarly treated entity) that acquires and holds shares of the trust, we urge you to consult your own tax adviser.

No statutory, administrative or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of shares or instruments similar to the shares. As a result, we cannot assure you that the IRS or the courts will agree with the positions described in this summary. A different treatment of the shares, the trust or the company from that described below could adversely affect the amount, timing, character and manner for reporting of income, gain or loss in respect of an investment in the shares. If you are considering the purchase of shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Material U.S. federal income tax considerations specific to the preferred shares will be included in the applicable prospectus supplement in connection with the offering of such preferred shares.

Status of the Trust

The trust is intended to be treated as a publicly traded partnership exempt from taxation as a corporation. For purposes of applying the “qualifying income” tests, the trust’s share of the company’s income will be treated as received directly by the trust and will retain the same character as it had in the hands of the company.

If the trust were not treated as a publicly traded partnership exempt from taxation as a corporation and, instead, were to be classified as an association taxable as a corporation, the trust would be subject to federal income tax on any taxable income at regular corporate tax rates, thereby reducing the amount of cash available for distribution to the shareholders. In that event, the holders of shares would not be entitled to take into account their distributive shares of the trust’s deductions in computing their taxable income, nor would they be subject to tax on their respective shares of the trust’s income. Distributions to a holder would be treated as (i) dividends to the extent of the trust’s current or accumulated earnings and profits, (ii) a return of basis to the extent of each holder’s basis in its shares and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the holder’s basis in its shares. Overall, treatment of the trust as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in the trust.

A “publicly traded partnership” (as defined in Section 7704 of the Code) is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership is treated as a corporation unless 90% or more of its gross income each year is “qualifying income” (generally, passive-type income) and the partnership is not required to register as an investment company under the Investment Company Act of 1940.

Qualifying income includes dividends, interest and capital gains from the sale or other disposition of stocks and bonds held as capital assets. We intend to restrict the sources of our income so that more than 90% of our gross income for each taxable year will constitute qualifying income within the meaning of Section 7704(d) of the Code.

Under current law and assuming full compliance with the terms of the trust agreement (and other relevant documents) and based upon factual representations made by us and assuming that we satisfied the qualifying income tests for earlier years (in light of the risks discussed in the second following paragraph), in the opinion of Squire Patton Boggs (US) LLP, the trust will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes. The factual representations made by us upon which Squire Patton Boggs (US) LLP has relied include: (a) the trust has not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; (b) the trust is not required to register as an investment company under the Investment Company Act of 1940; and (c) for each taxable year, more than 90% of the gross income of the trust will consist of dividends, interest (other than interest derived in the conduct of a financial or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person) and gains from the sale of stock or debt instruments which are held as capital assets.

Squire Patton Boggs (US) LLP will have no obligation to advise us of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in, or differing IRS interpretation of, the applicable law. Our taxation as a publicly traded partnership exempt from taxation as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described above), the compliance with which will not be reviewed by Squire Patton Boggs (US) LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

There can be no assurance that the IRS will not successfully assert that the trust should be treated as a publicly traded partnership taxable as a corporation. No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to the status of the trust for U.S. federal income tax purposes or whether the company will have sufficient qualifying income under Section 7704(d) of the Code. Whether the company or the trust will continue to meet the qualifying income exception is dependent on the company’s continuing activities and the nature of the income generated by those activities. In this regard, while the company does not anticipate realizing any management fee income, the treatment of income earned by our manager from offsetting management services agreements between our manager and the operating businesses is uncertain. The company’s board of directors will use its best efforts to cause the company to conduct its activities in such a manner that the trust continues to meet the qualifying income exception.

If the trust fails to satisfy the qualifying income exception described above (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure and with respect to which certain adjustments are made), the trust will be treated as if it had (i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of the year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the holders of shares in liquidation of their beneficial interests in the trust. This contribution and liquidation should be tax-free to holders and the trust so long as the trust, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, the trust would be treated as a corporation for U.S. federal income tax purposes.

The discussion below is based on the opinion of Squire Patton Boggs (US) LLP that the trust will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes.

Status of the Company

The company is intended to be treated as a partnership for federal income tax purposes.

Tax Considerations for U.S. Holders

Tax Treatment of the Trust

As a publicly traded partnership exempt from taxation as a corporation, the trust itself will not be subject to U.S. federal income tax, although it will file an annual partnership information return with the IRS that will report the results of its activities and will also contain schedules reflecting allocations of profits or losses (and items thereof) to shareholders of the trust.

Tax Treatment of Trust Income to Holders

Each partner of a partnership is required to take into account its share of items of income, gain, loss, deduction and other items of the partnership. Each holder of shares will directly or indirectly own a pro rata share of trust interests in the company, and thus will be required to include on its tax return its allocable share of trust income, gain, loss, deduction and other items without regard to whether the holder receives corresponding cash distributions. Thus, holders of shares may be required to report taxable income without a corresponding current receipt of cash if the trust were to recognize taxable income and not make cash distributions.

The trust’s taxable income is expected to consist mostly of interest income, capital gains and dividends. Interest income will be earned upon the funds loaned by the company to the operating subsidiaries and from temporary investments of the company, and will be taxable to the holders at ordinary income rates. Capital gains or losses will be reported upon the sale of stock or assets by the company, and will be taxed to the holders at the appropriate capital gains rates. Any dividends received by the company from its domestic corporate holdings generally will constitute qualified dividend income, which will qualify for a reduced rate of tax. Any dividends received by the company that do not constitute qualified dividend income will be taxed to holders at the tax rates generally applicable to ordinary income. Dividend income of the company from its domestic operating subsidiaries that is allocated to corporate holders of shares should qualify for the dividends received deduction.

For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, an individual taxpayer may be entitled to a deduction under section 199A of the Code equal to his or her “combined qualified business income amount” which is defined as an amount that includes 20% of the taxpayers “qualified publicly traded partnership income.” Treasury Regulations provide that qualified publically traded partnership income does not include, among other items, capital gains, interest, dividends, and dividend equivalents. Because the trust’s taxable income is expected to consist mostly of interest income, capital gains and dividends, most or all of the income is ineligible for the 199A deduction. Additionally, the 199A rules contain limitations on deductibility of income from a “specified service trade or business,” which includes income from performance of services that consist of investing and investment management, trading, or dealing in securities. For businesses with over $25 million in gross receipts, the 199A regulations allow up to 5% of those gross receipts to be from specified service trades or businesses. It is likely that more than 5% the trust’s income will specified service trade or business income. Thus, any income that is not from dividends, capital gains, interest, and would otherwise be eligible for the 199A deduction is like subject to additional limitations because it is income from a specified service trade or business. In general, it is likely that most or all of the trusts income will be ineligible for the 199A deduction.

Allocation of Company Profits and Losses

Under Section 704 of the Code, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit of a partnership shall be governed by the partnership agreement unless the allocation so provided lacks “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Accordingly, a holder’s share of the company’s items of income, gain, loss, deduction and credit will be determined by the trust agreement, unless the allocations under the trust agreement are determined not to have “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Subject to the discussion below in this section and under “— Allocations Among Holders” and “— Section 754 Election,” we believe that the allocations under the trust agreement should be considered to have substantial economic effect. If the allocations were found to lack substantial economic effect, the allocations nonetheless should be deemed to be made in accordance with the “partners’ interests in the partnership,” a facts and circumstances analysis of the underlying economic arrangement of the company’s members.

In general, under the trust agreement, items of ordinary income and loss will be allocated ratably among the holders based on the number of trust interests held. Allocations of capital gains realized by the company will be made first to the Allocation Member to the extent of any profit allocation to the Allocation Member. Thereafter gains and losses from capital transactions will be allocated among the holders, based on the number of trust interests beneficially held. If the allocations provided by the LLC agreement or trust agreement were successfully challenged by the IRS, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to exchange-traded partnerships, is not always clear. We will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects a holder’s economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of the Regulations. It is, therefore, possible the IRS will successfully assert that certain of the conventions or assumptions are not acceptable, and may require items of company income, gain, loss or deduction to be reallocated in a manner that could be adverse to a holder of shares.

As required by the rules and regulations under Sections 704(b) and 704(c) of the Code (as appropriate), specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us and our property that has been revalued and reflected in the partners’ capital accounts upon the issuance of shares in connection with this offering. An allocation of our items of income, gain, loss and deduction, other than an allocation required by the Code to eliminate the difference between a shareholder’s “book” capital account, credited with the fair market value of contributed or adjusted property, and “tax” capital account, credited with the tax basis of contributed or adjusted property, referred to in this discussion as the “book-tax disparity,” will generally be given effect for federal income tax purposes in determining a shareholder’s distributive share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” under the Regulations. In any other case, a shareholder’s distributive share of an item will be determined on the basis of the shareholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including the shareholder’s relative contributions to us, the interests of all the shareholders in profits and losses, the interest of all the shareholders in cash flow and other nonliquidating distributions and rights of all the shareholders to distributions of capital upon liquidation. Under the Code, partners in a partnership cannot be allocated more tax depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the “ceiling limitation”). This “ceiling limitation” is not expected to have significant application to allocations with respect to contributed or adjusted property. However, to the extent the ceiling limitation is or becomes applicable, our partnership agreement requires that certain items of income and deduction be allocated in a way designed to effectively “cure” this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our shareholders. The legislative history of Section 704(c) of the Code states that Congress anticipated that Regulations would permit partners to agree to a more rapid elimination of book-tax disparities than required provided there is no tax avoidance potential. Further, Regulations under Section 704(c) of the Code provide that allocations similar to our curative allocations would be allowed.

Treatment of Distributions

Distributions of cash by a partnership generally are not taxable to the distributee-partner to the extent the amount of cash distributed does not exceed the distributee’s tax basis in its partnership interest. Cash distributions made by the company to the trust, which cash distributions the trustee in turn will distribute to the holders of shares, would create taxable gain to a holder only to the extent the distribution were to exceed the holder’s tax basis in the trust interests (see the section entitled “— Tax Basis in Shares”). Any cash distribution in excess of a holder’s tax basis generally will be considered to be gain from the sale or exchange of the shares (see the section entitled “— Disposition of Shares” below).

Cash distributions to the holders of shares generally will be funded by gain realized by the company and payments to the company from the operating subsidiaries, which payments will consist of interest and principal payments on indebtedness owed to the company, and, subject to availability and board of director’s discretion, dividends. After payment of expenses, the company, again subject to the board of director’s discretion, intends to distribute the net cash to the trust, which in turn will distribute the net cash to the holders of shares. Distributions that are attributable to payments in amortization of loans made by the company may exceed the company’s taxable income, thus resulting in distributions to the holders of shares that should constitute a return of their investment. As indicated, if cash distributions to a holder exceed the holder’s adjusted tax basis in the trust interests such holder is treated as beneficially owning, a taxable gain would result.

Disposition of Shares

If a U.S. holder transfers shares, the holder will generally be required to recognize gain or loss measured by the difference between the amount realized on the sale and the holder’s adjusted tax basis in the interests sold. The amount realized will include the holder’s share of the company’s liabilities, as well as any proceeds from the sale. The gain or loss recognized will generally be taxable as capital gain or loss, except that the gain or loss will be ordinary (and not capital gain or loss) to the extent attributable to the holder’s allocable share of unrealized gain or loss in assets of the company described in Section 751 of the Code (including certain unrealized receivables and inventory). Capital gain of non-corporate U.S. holders is eligible to be taxed at reduced rates where the interests sold are held for more than one year. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of shares will generally be deductible only against capital gains, except that capital losses of a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income.

Pursuant to certain IRS rulings, a partner is treated as having a single, “unified” basis in all partnership interests that it owns. As a result, if a holder acquires shares at different prices and sells less than all of its shares, such holder will not be entitled to specify particular shares as having been sold (as it could do if the company were a corporation). Rather, the holder should determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis to its shares sold. For example, if a holder purchased 200 shares for $10 per share and 200 shares for $20 per share (and assuming no other adjustments to basis), the holder would have “unified” basis of $6,000 in its 400 shares. If the holder sold 100 of its shares, the adjusted basis in the shares sold would be $1,500.

Gain or loss recognized by a holder on the sale or exchange of shares held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Regulations that will allow a holder to identify and use the actual holding periods for the shares sold for purposes of determining long-term capital gain or loss. If a holder fails to make the election or is not able to identify the holding periods for shares sold, the holder likely will have a fragmented holding period in the shares sold.

A holder that sells some or all of its shares is urged to consult its tax advisor to determine the proper application of these rules in light of the holder’s particular circumstances.

Tax Basis in Shares

A U.S. holder’s initial tax basis in its shares will equal the sum of (a) the amount of cash paid by such holder for its shares, and (b) such holder’s share of the company’s liabilities. A U.S. holder’s tax basis in the shares will be increased by (a) the holder’s share of the company’s taxable income, including capital gain, (b) the holder’s share of the company’s income, if any, that is exempt from tax and (c) any increase in the holder’s share of the company’s liabilities. A U.S. holder’s tax basis in the shares will be decreased (but not below zero) by (a) the amount of any cash distributed (or deemed distributed) to the holder, (b) the holder’s share of the company’s losses and deductions, (c) the holder’s share of the company’s expenditures that are neither deductible nor properly chargeable to a capital account and (d) any decrease in the holder’s share of the company’s liabilities.

Treatment of Securities Loans

A U.S. holder whose shares are loaned to a “short seller” to cover a short sale of shares may be considered to have disposed of those shares. If so, such holder would no longer be regarded as a beneficial owner of a portion of the shares with respect to those shares during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period of the loan (i) company income, gain, loss, deduction or other items with respect to those shares would not be includible or reportable by the holder, and (ii) cash distributions received by the holder with respect to those shares could be fully taxable, likely as ordinary income. A holder who participates in any such transaction is urged to consult with its tax adviser.

Limitations on Interest Deductions

The deductibility of a non-corporate U.S. holder’s “investment interest expense” is generally limited to the amount of such holder’s “net investment income.” Investment interest expense would generally include interest expense incurred by the company, if any, and interest expense incurred by the U.S. holder on any margin account borrowing or other loan incurred to purchase or carry shares of the trust. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

In addition, for taxable years beginning after December 31, 2017, taxpayers generally may not deduct certain “business interest” expense to the extent such interest exceeds the taxpayer’s business interest income and 30% of the taxpayer’s “adjusted taxable income” for the taxable year. With respect to partnerships, this limitation first is applied at the partnership level and any deduction for business interest is taken into account in determining the partnership’s non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of the partners is determined without regard to each partner’s distributive share of any of items of income, gain, deduction, or loss from the partnership and is increased by each partner’s distributive share of excess taxable income from the partnership, which generally equals the excess of 30% of the partnership’s adjusted taxable income over the amount of the partnership’s deduction for business interest for a taxable year.

Management Fees and Other Expenses

The company will pay an annual management fee to our manager. The company will also pay certain costs and expenses incurred in connection with activities of our manager. The company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. The management fees and other expenses should generally constitute miscellaneous itemized deductions for individual U.S. holders of shares. Accordingly, as described immediately below, certain limitations on deductibility of such fees and expenses by the shareholder could reduce or eliminate any associated tax benefits. Corporate U.S. holders of shares generally will not be subject to these limitations.

In general, a U.S. holder’s share of the expenses incurred by the company that are considered miscellaneous itemized deductions may be deducted by a U.S. holder that is an individual, estate or trust only to the extent that the holder’s share of the expenses exceeds 2% of the adjusted gross income of such holder. In addition, other limitations could apply to reduce the amount of certain otherwise allowable itemized deductions for individuals by an amount equal to the lesser of:

•	3% of the individual’s adjusted gross income in excess of certain threshold amounts; or

•	80% of the amount of certain itemized deductions otherwise allowable for the taxable year.

For taxable years beginning after December 31, 2017 and before January 1, 2026, a U.S. holder that is an individual, estate or trust may not deduct miscellaneous itemized deductions, and the other aforementioned limitations on itemized deductions are suspended.

Organizational and syndication expenses, in general, may not be deducted currently by either the company or any U.S. holder of shares. An election may be made by the company to amortize organizational expenses over a 180-month period. Syndication expenses cannot be amortized or deducted.

The company will report such expenses on a pro rata basis, and each U.S. holder will be required to determine separately to what extent these items are deductible on such holder’s tax return. A U.S. holder’s inability to deduct all or a portion of such expenses could result in such holder’s reporting as its share of company taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year.

Section 754 Election

Both the trust and the company have made the election permitted by Section 754 of the Code. Such an election, once made, is irrevocable without the consent of the IRS. The election will generally require, in connection with a purchase of shares in the open market, that the trust and the company adjust its proportionate share of the tax basis in the their assets, or the “inside” basis, pursuant to Section 743(b) of the Code to fair market value (as reflected in the purchase price for the purchaser’s shares), as if the purchaser of shares had acquired a direct interest in the assets. The Section 743(b) basis adjustment is attributed solely to a purchaser of shares and does not affect the tax basis of the company’s assets associated with other holders. The Section 754 election, however, could result in adjustments to the “common basis” of the company’s assets, under Section 734, in connection with certain distributions.

Generally, the Section 754 election is intended to eliminate the disparity between a purchaser’s “outside” tax basis in its shares and its share of “inside” tax basis of the assets such that the amount of gain or loss allocable to the purchaser on the disposition by the company of its assets will correspond to the purchaser’s share in the appreciation or depreciation in the value of such assets since the purchaser acquired its shares. The consequences of this basis adjustment may be favorable or unfavorable as to the purchaser-holder.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to the company, the company will apply certain simplifying conventions in determining and allocating these inside basis adjustments. It is possible that the IRS will successfully assert that the conventions utilized by the company do not satisfy the technical requirements of the Code or the Regulations and, thus, will require different basis adjustments to be made. If different adjustments were to be required by the IRS, some holders could be adversely affected.

Limitations on Deductibility of Losses

The deduction by a U.S. holder of its share of the company’s losses, if any, will be limited to the lesser of (i) the tax basis in such holder’s shares or (ii) in the case of a holder that is an individual or a closely-held corporation (a corporation where more than fifty percent (50%) of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the holder is considered to be “at risk” with respect to certain activities of the trust. In general, the amount “at risk” includes the holder’s actual amount paid for the shares and any share of company debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the holder borrows to acquire or hold its shares if the lender of such borrowed funds owns shares or can look only to shares for repayment. Losses in excess of the amount at risk must be deferred until years in which the company generates taxable income against which to offset such carryover losses.

An additional loss limitation may apply to certain holders for taxable years beginning after December 31, 2017, and before January 1, 2026. Under this limitation, a non-corporate holder is not allowed to take deductions for certain excess business losses in such taxable years. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000, or $500,000 for taxpayers filing a joint return. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the applicable holder in the following taxable year if certain conditions are met. Holders to which this excess business loss limitation applies will take their allocable share of our items of income, gain, loss and deduction into account in determining this limitation. This excess business loss limitation will be applied to a non-corporate holder after the passive loss limitations and may limit such holder’s ability to utilize any losses we generate allocable to such unitholder that are not otherwise limited by the basis, at-risk, and passive loss limitations.

Passive Activity Income and Loss

The “passive activity loss” limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from passive activities. It is expected that holders will not recognize any passive activity income or passive activity loss as a result of an investment in shares.

Allocations Among Holders

In general, the company’s profits and losses (other than capital gains and losses) will be determined on an annual basis and will be prorated on a monthly basis. The company will use a monthly convention that treats all sales during a month as occurring on the last day of such month. As a result, a seller of shares may be allocated income or deductions realized by the company following the date of sale, and a purchaser will not be allocated income until the following month. Furthermore, all dividends and distributions by the company will be made to the transferor of shares if the record date is on or before the date of transfer; similarly, if the record date is after the date of transfer, dividends and distributions shall be made to the transferee. Thus, a holder who owns shares during any month and who disposes of the shares prior to the record date set for a cash distribution for that month, may be allocated items of income or loss attributable to that month but would not be entitled to receive the cash distribution.

The trust will allocate capital gains and losses to the holders of shares on the actual date on which such gains or losses are realized.

Constructive Termination

The trust will be considered to have terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total shares within a 12-month period. A constructive termination results in the closing of the trust’s taxable year for all holders. In the case of a holder reporting on a taxable year other than a fiscal year ending December 31, the closing of the trust’s taxable year may result in more than 12 months of its taxable income or loss being includable in such holder’s taxable income for the year of termination. The trust would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if the trust were unable to determine that the termination has occurred.

Tax Reporting by the Trust and the Company

Information returns will be filed by the trust and the company with the IRS, as required, with respect to income, gain, loss, deduction and other items derived from the company’s activities. The trust and the company will file a partnership return with the IRS and issue a Schedule K-1. We further expect that the relevant and necessary information for tax purposes also will be readily available electronically through our website. Each holder will be deemed to have consented to provide relevant information, and if the shares are held through a broker or other nominee, to allow such broker or other nominee to provide such information as is reasonably requested by us for purposes of complying with our tax reporting obligations.

Audits and Adjustments to Tax Liability

A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. A partnership ordinarily designates a “tax matters partner” (as defined under Section 6231 of the Code) as the person to receive notices and to act on behalf of the partnership and the partners in the conduct of such a challenge or audit by the IRS. The trust has designated a “tax matters member,” who shall serve as the “tax matters partner” for this purpose.

Our tax matters member, which is required by the trust agreement to notify all holders of any U.S. federal income tax audit of the trust, will have the authority under the trust agreement to conduct, respond to, and if appropriate, contest (including by pursuing litigation) any IRS audit of the trust’s tax returns or other tax-related administrative or judicial proceedings and, if considered appropriate, to settle such proceedings. A final determination of U.S. tax matters in any proceeding initiated or contested by the tax matters member will be binding on all holders of shares who held their shares during the period for which the audit adjustment is made. The tax matters member will have the right on behalf of all holders to extend the statute of limitations relating to the holders’ U.S. federal income tax liabilities with respect to trust items.

A U.S. federal income tax audit of the trust’s information return may result in an audit of the tax return of a holder of shares, which, in turn, could result in adjustments to a holder’s items of income and loss that are unrelated to the company as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of the trust or of an income tax return of a U.S. holder, might not take a position that differs from the treatment thereof by the trust or by such holder, possibly resulting in a tax deficiency. A holder would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential U.S. holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

Beginning in 2018, the audit provisions summarized above were replaced by a new partnership audit regime added by the Bipartisan Budget Act of 2015, P.L. 115-74 (“BBA”). Under the new BBA procedures, audits will be conducted at the partnership level, but any tax due will be payable by the partnership in the year the audit concludes (rather than for the year being audited). However, an alternative election may allow audit changes to be allocated to persons who were partners during the year being audited. The audit is handled by a “partner representative,” which has broad authority to conduct the audit, bind us, and bind partners. Additionally, the partner representative has sole discretion to allocate audit adjustments among shareholders, including holders of preferred shares, in an equitable and practical manner. The trust agreement and LLC agreement give broad authority to the partner representative to apply the provisions of the BBA rules. For taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Similarly, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. We may elect an alternative procedure to have our holders and former holders take such audit adjustment into account for the tax year under audit, but there can be no assurance that such election will be made or effective. If we are unable or it is not economical to have our holders and former holders take such audit adjustment into account during the tax year under audit, then our current holders, including holders of preferred shares, may bear some or all of the tax liability resulting from such audit adjustment, even if such holders did not own shares during the tax year under audit, and such amount may be in excess of the aggregate amount of taxes that would have been due had we elected an alternative procedure. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to holders might be substantially reduced. Additionally, any tax allocations to our shareholders may affect the amount that a shareholder, including holders of preferred shares, will receive upon liquidation. Many issues and the overall effect of this legislation on us are uncertain, and shareholders should consult their own tax advisers regarding all aspects of this legislation as it affects their particular circumstances.

Foreign Tax Credits

Subject to generally applicable limitations, a U.S. holder of shares will be able to claim foreign tax credits with respect to certain foreign income taxes (if any) paid or incurred by the trust or the company, withheld on payments made to the company or paid by the company on behalf of holders. If a holder elects to claim a foreign tax credit, it must include in its gross income, for U.S. federal income tax purposes, both its share of the trust’s items of income and gain and also its share of the amount which is deemed to be the holder’s portion of foreign income taxes paid with respect to, or withheld from, dividends, interest or other income derived by the company. Subject to certain limitations, the U.S. holder may claim as a credit against its U.S. federal income tax the amount of such taxes incurred or withheld. Alternatively, a U.S. holder may elect to treat such foreign taxes as deductions from gross income. Even if the holder is unable to claim a credit or a deduction, he or she must include all amounts described above in income. We urge U.S. holders to consult their tax advisers regarding this election and its consequences to them.

Taxation of Certain Foreign Earnings

Under Subpart F of the Code, certain undistributed earnings and certain passive income of a foreign company constituting a controlled foreign corporation, or CFC, as defined in the Code, are taxed to certain U.S. shareholders prior to being distributed and U.S. shareholders may incur a tax under the Global Intangible Low-Taxed Income (“GILTI”) regime in respect of CFCs in which it is considered a U.S. shareholder. None of the businesses in which the company currently holds an interest or intends to invest are CFCs; however, no assurances can be given that other businesses in which the company may invest in the future will not be CFCs. While distributions made by a foreign company could generally constitute “qualified dividend income” eligible for a reduced rate of tax; the Subpart F provisions of the Code may operate to prevent distributions (or deemed distributions) of such earnings from being so regarded. Additionally, if the company were to invest in a passive foreign investment company, or PFIC, a U.S. holder of shares may be subject to certain adverse U.S. federal income tax consequences, including a deferred interest charge upon the distribution of previously accumulated earnings with respect to that investment.

Reportable Transaction Disclosure Rules

There are circumstances under which certain transactions must be disclosed to the IRS in a disclosure statement attached to a taxpayer’s U.S. federal income tax return (a copy of such statement must also be sent to the IRS Office of Tax Shelter Analysis). In addition, the Code imposes a requirement on certain “material advisers” to maintain a list of persons participating in such transactions, which list must be furnished to the IRS upon written request. These provisions can apply to transactions not conventionally considered to involve abusive tax planning. Consequently, it is possible that such disclosure could be required by the company or the holders of shares if, for example, a holder incurs a loss (in excess of a threshold computed without regard to offsetting gains or other income or limitations) from the disposition of shares. While the tax shelter disclosure rules generally do not apply to a loss recognized on the disposition of an asset in which the taxpayer has a qualifying basis (generally a basis equal to the amount of cash paid by the taxpayer for such asset), such rules will apply to a taxpayer recognizing a loss with respect to interests (such as the shares) in a pass-through entity even if its basis in such interests is equal to the amount of cash it paid. We urge U.S. holders to consult their tax advisers regarding the tax shelter disclosure rules and the possible application of these rules to them.

Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income tax on such holder’s distributive share of the trust’s income, provided that such income is not considered to be effectively connected with the conduct of a trade or business within the United States. However, in the case of an individual non-U.S. holder, such holder will be subject to U.S. federal income tax on gains on the sale of shares in the trust or such holder’s distributive share of trust gains if such holder is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

The company should not be treated as “engaged in a trade or business within the United States” and therefore should not realize income that would be treated as effectively connected with the conduct of a U.S. trade or business. If the income from the company is effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holder’s share of any company income and of any gain realized upon the sale or exchange of shares will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on their effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

In addition, gains, if any, allocable to a non-U.S. holder and attributable to a sale by the company of a “U.S. real property interest,” or USRPI (other than such gains subject to tax under the rules discussed above), are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain as a means of collecting such tax. For this purpose, a USRPI includes an interest (other than solely as a creditor) in a “U.S. real property holding corporation” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), as well as an interest in a partnership that holds USRPIs. This withholding tax would be creditable against a non-U.S. holder’s actual U.S. federal income tax liability and any excess withholding tax may generally be eligible for refund. Although a non-U.S. holder who is a partner in a partnership that owns USRPIs is generally subject to tax on its sale or other disposition of its partnership interest to the extent attributable to such USRPIs, no withholding tax is generally imposed on the transfer of publicly traded partnership interests, and gain will not be taxable under the USRPI provisions where the non-U.S. holder owns no more than 10% of a publicly traded entity such as the trust. A non-U.S. holder that owns more than 10% of the company is urged to consult its tax adviser about the potential application of the USRPI provisions. We have made no determination as to whether any of the company’s investments will constitute a USRPI.

While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an income tax treaty, if applicable) in respect of such holder’s distributive share of dividends from U.S. corporations and certain other types of U.S.-source income realized by the company. To the extent any interest income allocated to a non-U.S. holder that otherwise would be subject to U.S. withholding tax is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. holder nor a subsequent distribution of such interest income to the non- U.S. holder will be subject to withholding, provided (among other things) that the non-U.S. holder is not otherwise engaged in a trade or business in the U.S. and provides us with a timely and properly completed and executed form W-8BEN or other applicable form and said holder does not directly or indirectly own 10 percent or more of the shares or capital of the interest payor. The withholding tax as described herein will apply upon the earlier of the distribution of income to a non-U.S. holder or, if not previously distributed to a non-U.S. holder, at the time such income is allocated to a non-U.S. holder. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder; however, to the extent we are unable to associate amounts withheld with particular shares, the economic burden of any withholding tax paid by us to the appropriate tax authorities will be borne by all holders, including U.S. holders.

A non-U.S. holder will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of his or her death. It is unclear whether partnership interests will be considered U.S.-situs property. Accordingly, a non-U.S. holder is urged to consult its tax advisors to determine whether such holder’s estate would be subject to U.S. federal estate tax on all or part of the value of the shares beneficially owned at the time of his or her death.

Non-U.S. holders will be required to timely and accurately complete a form W-8BEN (or other applicable form) and provide such form to us, for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the company.

The impact of U.S. tax reform on CODI is uncertain.

On December 22, 2017, H.R. 1, the bill formerly known as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law. The Tax Act substantially alters the U.S. federal tax system in a variety of ways, including significant changes to the taxation of business entities, the deductibility of interest expense, and the tax treatment of capital investment. We cannot predict with certainty how any changes in the tax laws might affect the U.S. economy, the company, or the trust. As a result, it is possible that the Tax Act, as well as any U.S. Treasury regulations, administrative interpretations or court decisions interpreting the Tax Act and any future legislation related to tax reform, could have unexpected or negative impacts on the company, the trust, and some or all of its holders. Holders are urged to consult with their tax advisor regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in the trust.

Regulated Investment Companies

Interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company, or RIC, status. A RIC may invest up to 25% of its assets in interests of a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as the trust is a qualified publicly traded partnership is made on an annual basis. The trust likely will not qualify to be treated as a qualified publicly traded partnership. However, because the trust expects to satisfy the gross income requirements of Section 7704(c)(2) (determined as provided in Section 851(h)), the trust anticipates the flow-thru of at least 90% of its gross income to constitute qualifying income for RIC testing purposes.

Tax-Exempt Organizations

With respect to any holder that is an organization that is otherwise exempt from U.S. federal income tax, such holder nonetheless may be subject to taxation with respect to its “unrelated business taxable income,” or UBTI, to the extent that its UBTI from all sources exceeds $1,000 in any taxable year. Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization’s exempt purpose or function.

UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership (such as the company) in which it is a partner. This type of income is exempt, subject to the discussion of “unrelated debt-financed income” below, even if it is realized from securities trading activity that constitutes a trade or business.

UBTI includes not only trade or business income or gain as described above, but also “unrelated debt-financed income.” This latter type of income generally consists of (1) income derived by an exempt organization (directly or through a partnership) from income-producing property with respect to which there is “acquisition indebtedness” at any time during the taxable year and (2) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is acquisition indebtedness at any time during the twelve-month period ending with the date of the disposition.

The company expects to incur debt that would be treated as “acquisition indebtedness” with respect to certain of its investments. To the extent the company recognizes income in the form of dividends or interest from any investment with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income from such investment times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the investment, and the denominator of which is the “average amount of the adjusted basis” of the company’s investment during the period such investment is held by the company during the taxable year.

To the extent the company recognizes gain from the disposition of any company investment with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the investment during the twelve-month period ending with the date of disposition, and the denominator of which is the “average amount of the adjusted basis” of the investment during the period such investment is held by the company during the taxable year.

Certain State and Local Taxation Matters

State and local tax laws often differ from U.S. federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit. A holder’s distributive share of the taxable income or loss of the trust generally will be required to be included in determining its reportable income for state and local tax purposes in the jurisdiction in which the holder is a resident. Also, the company may conduct business in jurisdictions in which a holder is not a resident that could subject a holder to income tax in that jurisdiction (and require a holder to file an income tax return with that jurisdiction in respect of the holder’s share of the income derived from that business). A prospective holder should consult its tax advisor with respect to the availability of a credit for such tax in the jurisdiction in which the holder is resident. Moreover, prospective holders should consider, in addition to the U.S. federal income tax consequences described above, potential state and local tax considerations in investing in the shares.

Backup Withholding

The trust is required in certain circumstances to withhold tax (called “backup withholding”) on certain payments paid to noncorporate holders of shares who do not furnish their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Each holder of shares should be aware that certain aspects of the U.S. federal, state and local income tax treatment regarding the purchase, ownership and disposition of shares are not clear under existing law. Thus, we urge each holder to consult its own tax advisers to determine the tax consequences of ownership of the shares in such holder’s particular circumstances.

LEGAL MATTERS

The validity of the shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters in connection with the shares being offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP, Cincinnati, Ohio. Attorneys at Squire Patton Boggs (US) LLP own an aggregate of approximately 119, 393 common shares of the trust. The underwriters, dealers or agents, if any, will be represented by their own legal counsel in connection with any underwritten offering hereby.

EXPERTS

The audited consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of Compass Diversified Holdings incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon such reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

5,000,000 Common Shares

Each Common Share Represents One Corresponding

Beneficial Interest in Compass Diversified Holdings

Prospectus    Supplement

Morgan Stanley

BofA Securities

UBS Investment Bank

RBC Capital Markets

Janney Montgomery Scott

Raymond James

William Blair

CJS Securities

Roth Capital Partners

May 4, 2020